Exhibit 3.1

LANDMARK APARTMENT TRUST OF AMERICA, INC.

FORM OF ARTICLES SUPPLEMENTARY

8.75% SERIES D CUMULATIVE NON-CONVERTIBLE PREFERRED STOCK

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions classified and designated 21,900,000 shares of authorized but unissued preferred stock, $0.01 par value per share (the “Preferred Stock”), as shares of 8.75% Series D Cumulative Non-Convertible Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth below:

8.75% Series D Cumulative Non-Convertible Preferred Stock

Section 1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Actual Redemption Date” shall mean, with respect to each share of Series D Preferred Stock, the date on which such share is fully redeemed in accordance with the Series D Preferred Terms.

“Additional Share Issuance” shall have the meaning set forth in Section 13.

“Adjusted Net Operating Income” means, as of any Date of Determination, the consolidated Net Operating Income of the Corporation for the four fiscal quarters ending on and including such Date of Determination, after giving pro forma effect to Net Operating Income earned on Properties acquired during such period (which, for each such Property, shall equal the actual Net Operating Income for such Property annualized for such period as if the acquisition of such Property had occurred on the first day of such period); provided, however, that for purposes of calculating Adjusted Net Operating Income, (i) the Corporation’s aggregate property management fees for such period shall be equal to the greater of (x) the aggregate actual property management fees paid by the Corporation and its Component Entities and, if unpaid, accrued by the Corporation or its Component Entities during such period and (y) 3% of the consolidated rental income of all of the Properties, determined in accordance with GAAP, for such period; (ii) Net Operating Income attributable to Properties sold during such period shall not be included in the calculation of Adjusted Net Operating Income; and (iii) the reserves required to be maintained under the Secured Property Debt shall equal $300 per apartment unit per annum.

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”)

shall mean having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, for purposes herein, BREDS, iStar and the Corporation shall not be considered Affiliates of one another.

“Affiliate Transaction” shall have the meaning set forth in Section 8(c)(viii).

“Aggregate Unfunded True-Up” shall mean, at any given date of determination, an amount equal to (i) $278,830,946 minus (ii) the sum of (A) the aggregate of all Adjusted Eligible Cash Amounts plus (B) $219,000,000 minus the aggregate Liquidation Preference of all shares of Series D Preferred Stock issued prior to such date (whether or not such shares are outstanding on such date); provided, however that in the event that clause (ii) is equal to or greater than clause (i), the “Aggregate Unfunded True-Up” shall equal $0. As used herein, “Adjusted Eligible Cash Amount” shall mean, with respect to any Eligible Cash Amount, an amount equal to (a) such Eligible Cash Amount, compounded quarterly, at a rate of 14.5% per annum, from the date such Eligible Cash Amount was received by a Series D Preferred Stockholder until such date of determination, if such Eligible Cash Amount is received by the holders of Series D Preferred Stock prior to the end of the 20th month following the Original Issue Date, or (b) the Eligible Cash Amount (without adjustment), if such Eligible Cash Amount is received by a holder of Series D Preferred Stock after the end of the 20th month from the Original Issue Date. As used herein, “Eligible Cash Amount” shall mean, with respect to any share of Series D Preferred Stock, (x) any amount previously paid in cash on such share of Series D Preferred Stock (other than Extension Dividends) and (y) any amount attributable to such shares’ Redemption Price to be paid in cash in connection with any redemption of such share (or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation pursuant to Section 5) on the Actual Redemption Date for which such Eligible Cash Amount is being calculated (or such other applicable date in connection with a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) for such share (other than the portion of the Redemption Price with respect to such redemption attributable to the Per Share Aggregate Unfunded True-Up of such share).

“Applicable Capitalization Rate” shall mean (i) 6.5%, or (ii) if, following the one year anniversary of the Original Issue Date, the iStar Representative and the BREDS Representative notify the Corporation that the capitalization rate for the Properties should be more or less than 6.5%, then the Company will obtain the capitalization rates then being used for valuing assets similar to the Properties from three of the Approved Brokers, and the Applicable Capitalization Rate shall be the average of the capitalization rates provided by such brokers; provided, however, that if the Corporation fails to obtain capitalization rates from three Approved Brokers within 30 days of receiving any such notice from the iStar Representative and the BREDS Representative, the Applicable Capitalization Rate shall be the rate determined by the iStar Representative and the BREDS Representative.

“Approved Brokers” shall mean Cushman & Wakefield Inc., CBRE Group, Inc., Eastdil Secured, Holliday Fenoglio Fowler, L.P., Jones Lang Lasalle Inc. and Apartment Realty Advisors.

“Approved Budget” shall mean the budget of the Corporation for a fiscal year that has been approved by the iStar Representative and the BREDS Representative in accordance with Section 8(g).

“Approved Expenses” shall have the meaning set forth in Section 32.

“Bad Leaver Event” shall mean, with respect to a Key Person, any of the following actions occurring during such Key Person’s term of employment with the Corporation or any Component Entity: (i) a conviction or plea of guilty or no contest for any felony or misdemeanor, which the iStar Representative and BREDS Representative reasonably conclude brings the Key Person into disrepute or is likely to cause material harm to the Corporation (not including violations of routine vehicular laws); (ii) the Key Person’s indictment for any felony or misdemeanor involving moral turpitude (which the Board reasonably concludes brings the Key Person into disrepute or is likely to cause material harm to the Corporation or any Component Entity), if such indictment is not discharged or otherwise resolved within 18 months; (iii) the Key Person’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Corporation or any Component Entity or the performance of the Key Person’s duties; or (iv) the continuing failure or habitual neglect by the Key Person to perform the Key Person’s duties, except that, if such failure or neglect is curable, the Key Person shall have 30 days from his or her receipt of a written notice from either the iStar Representative or the BREDS Representative of such failure or neglect to cure such condition, and if the Key Person does so to the reasonable, but sole, satisfaction of the iStar Representatives and the BREDS Representatives (such cure opportunity being available only once), then such failure or neglect shall not constitute a Bad Leaver Event hereunder.

“Bankruptcy Law” shall mean Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“BREDS” shall have the meaning set forth in Section 9(b).

“BREDS Director” shall have the meaning set forth in Section 10(a).

“BREDS Group Holders” shall have the meaning set forth in Section 9(b).

“BREDS Group Shares” shall have the meaning set forth in Section 9(b).

“BREDS Representative” shall have the meaning set forth in Section 9(b).

“Book Value Per Share” shall mean $5.48.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation as may be authorized from time to time, including, without limitation, Common Equity and the Series D Preferred Stock.

“Capital Transaction” shall mean the refinancing, sale, exchange, condemnation, recovery of a damage award or insurance proceeds (other than business or rental interruption insurance proceeds not reinvested in the repair or reconstruction of real property) or other disposition of any real property or interest (including equity capital transactions) therein.

“Change of Control” shall mean the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Original Issue Date by any Person or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), other than pursuant to a Qualified Contribution Transaction, of more than 50% of the voting rights or equity interests in the Corporation; (ii) a merger or consolidation of the Corporation or a sale of 50% or more of the assets of the Corporation in one or a series of related transactions, unless (A) following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable, or (B) the merger or consolidation is pursuant to a Qualified Contribution Transaction; (iii) a recapitalization, reorganization or other transaction involving the Corporation (excluding any IPO) that constitutes or could result in a transfer of more than 50% of the voting rights in the Corporation, other than pursuant to a Qualified Contribution Transaction; or (iv) the execution by the Corporation or its controlling stockholders of an agreement providing for or that will, upon consummation of the transactions contemplated thereby, result in any of the foregoing events.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other common stock of the Corporation, howsoever designated or authorized after the Original Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation.

“Common Stock” shall mean the common stock, $.01 par value per share, of the Corporation.

“Common Units” shall mean all common units of partnership interest now outstanding or hereafter authorized of any class of partnership interest of the Operating Partnership, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred units) to participate in the distribution of the assets and earnings of the Operating Partnership without limit as to amount.

“Competing Business” shall have the meaning set forth in Section 30.

“Component Entity” shall mean any Person controlled by the Corporation or in which the Corporation holds any direct or indirect Equity Interest.

“Corporate Governance Agreement” shall mean the Amended and Restated Corporate Governance Agreement, dated as the Original Issue Date, among the Corporation, iStar, BREDS, DeBartolo, ELRH and OPTrust, and the other parties named therein, as the same may be amended from time to time.

“Corporation” shall have the meaning set forth in Article I of the Charter. For avoidance of doubt, references herein to the Corporation shall exclude any Component Entity except as expressly provided otherwise.

“Corporation’s Independent Advisor” shall have the meaning set forth in Section 8(h).

“Current Dividend” shall have the meaning set forth in Section 4(a).

“Date of Determination” shall have the meaning set forth in the definition of “Maximum Preferred Equity Investment LTV”.

“DeBartolo” shall mean DK Landmark, LLC, a Florida limited liability company.

“Default Rate” shall mean 5% per annum.

“Distribution Requirement” shall have the meaning set forth in forth in Section 8(j).

“Dividend Payment Date” shall mean the fifteenth day of each calendar month commencing with the first such date following the end of the calendar month that includes the Original Issue Date; provided that in the event of an Additional Share Issuance, there shall be a Dividend Payment Date on the New Issuance Date arising from such Additional Share Issuance.

“Dividend Period” shall mean each accrual period during which shares of the Series D Preferred Stock are issued and outstanding (beginning on the fifteenth day of each calendar month and ending on the fourteenth day of the subsequent calendar month); provided, however, that, with respect to each share of Series D Preferred Stock, (i) a “Dividend Period” shall commence on the Original Issue Date and on each New Issuance Date; and (ii) the “Dividend Period” commencing under clause (i) shall end on the first to occur of (A) the next succeeding New Issuance Date, (B) the next succeeding the fourteenth day of the calendar month (whether such calendar month includes or follows the commencement of such Dividend Period), or (C) with respect to a share of Series D Preferred that is redeemed, the date through and including the date on which such share is redeemed.

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the last day of the Dividend Period immediately preceding such Dividend Payment Date.

“Elco NA” shall mean Elco North America, Inc., a Delaware corporation.

“ELRH” shall mean Elco Landmark Residential Holdings LLC, a Delaware limited liability company.

“Equity Interest” shall mean (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership interests, (iii) in the case of a limited liability company, limited liability company interests, (iv) in the case of a trust, beneficial interests and (v) in the case of any other Person that is not an individual, the comparable interests therein.

“Event of Default” shall mean that one or more of the following events has occurred and is continuing:

(a) either the Corporation or a Component Entity has failed to comply with, perform or observe any covenant or agreement under any Transaction Document (other than the Series D Preferred Terms set forth herein), but only to the extent that (i) if a notice and cure period is specified under such Transaction Document, such failure is not remedied after any applicable notice and cure period so specified in such Transaction Document or (ii) if no notice and cure period is specified under such Transaction Document, such failure shall continue unremedied for a period of either (A) 30 days or (B) if such failure is of such a nature that it cannot with reasonable effort be completely remedied within said period, such additional time period as may be reasonably necessary to cure the same, provided, that the Corporation commences such cure within said period and diligently prosecutes the same, until completion; provided, further, that (x) in no event shall such extended period exceed 90 days and (y) if such failure constitutes a material breach under such Transaction Document, then such failure shall be deemed an immediate “Event of Default” without giving effect to the cure periods specified in this clause (a)(ii); provided, however, that a breach of Section 2.4 of the Securities Purchase Agreement shall constitute an immediate Event of Default not subject to any cure periods;

(b) the Corporation has breached a material representation or warranty made by it under the Securities Purchase Agreement and such failure shall continue unremedied for a period of 30 days or, if such failure is of a nature that it cannot with reasonable effort be completely remedied within said period, such additional time period as may be reasonably necessary to cure the same; provided, that the Corporation commences such cure within said period and diligently prosecutes the same, until completion; provided, further, that in no event shall such extended period exceed 90 days;

(c) the Corporation has failed to make any distribution, allocation or payment required to be made pursuant to the Series D Preferred Terms, including, without limitation, (i) the failure to redeem all of the issued and outstanding shares of Series D Preferred Stock at any Mandatory Redemption Date, Optional Redemption Date or Special Redemption Date (subject to Section 7(e)) or (ii) the failure to pay in full in cash any Current Dividend on any applicable Dividend Payment Date at the Preferred Distribution Rate (regardless of whether such dividend has been authorized by the Board of Directors and declared by the Corporation or whether the Corporation has legally available funds for the payment of such dividend); provided, however, that, notwithstanding anything else contained herein to the contrary, it shall not be an Event of Default if the Corporation elects not to pay the excess of the PIK Dividend over the Current Dividend on any Dividend Payment Date;

(d) there has commenced against the Corporation or any Component Entity, in a court of competent jurisdiction, any case, proceeding or other action (i) seeking to adjudicate the Corporation or such Component Entity bankrupt or insolvent or (ii) seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to the Indebtedness of the Corporation or such Component Entity, which, in either case, is not dismissed, discharged, stayed or abandoned within 60 Business Days;

(e) the Corporation or any Component Entity has defaulted beyond the notice and grace periods under the terms of any Indebtedness, or the repayment obligations under such Indebtedness has been accelerated;

(f) an Event of Default (as defined in the Limited Partnership Agreement) shall have occurred with respect to the Series D Preferred Partnership Units created under the Fourth Amendment to Agreement of Limited Partnership of the Operating Partnership;

(g) a Bad Leaver Event has occurred; or

(h) the Corporation or a Component Entity has failed to comply with the Series D Preferred Terms (other than the terms provided in clause (c) above in this definition of “Event of Default”) after receipt of written notice thereof by the Corporation from both the iStar Representative and the BREDS Representative; provided, that such failure continues unremedied for a period of 30 days, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional time period as may be reasonably necessary to cure the same; provided, that the Corporation commences such cure within said 30-day period and diligently prosecutes same, until completion; provided, further, that in no event shall such extended period exceed 90 days; provided, further, that the Corporation’s or any Component Entity’s failure to comply with the terms set forth in Section 8(c) (other than a breach of any Financial Covenant) shall become an immediate Event of Default not subject to any cure periods.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” shall have the meaning set forth in Section 6(i).

“Exchange Trigger Date” shall have the meaning set forth in Section 6(i).

“Excluded Properties” shall have the meaning set forth in Section 10(c).

“Existing Property” shall mean any Property owned by the Corporation or any Component Entity as of the Original Issue Date.

“Extension Dividend” shall mean, (i) with regard to the extension of the Original Redemption Date to the Fourth-Year Redemption Date pursuant to Section 6(b), an amount equal to one and one-half percent (1.5%) of the Liquidation Preference of the then outstanding shares of Series D Preferred Stock, (ii) with regard to the extension of the Fourth-Year Redemption Date to the Fifth-Year Redemption Date pursuant to Section 6(b), an amount equal to three percent (3.0%) of the Liquidation Preference of the then outstanding shares of Series D Preferred Stock, (iii) with regard to the extension of the Fifth-Year Redemption Date to the Sixth-Year Redemption Date pursuant to Section 6(b), an amount equal to one percent (1.0%) of the Liquidation Preference of the then outstanding shares of Series D Preferred Stock and (iv) with regard to the extension of the Sixth-Year Redemption Date to the Final Redemption Date pursuant to Section 6(b), an amount equal to one-half of one percent (0.5%) of the Liquidation Preference of the then outstanding shares of Series D Preferred Stock; provided, however, that if, after the Original Issue Date, the Corporation has issued Junior Stock in consideration of cash or multi-family residential Property having an aggregate value of at least $200 million (with any consideration in the form of Property being valued at its fair market value, as determined in good faith by a majority of the independent directors of the Board of Directors) prior to the Fourth-Year Redemption Date or the Fifth-Year Redemption Date, the “Extension Dividend” with regard to either the extension of the Original Redemption Date to the Fourth-Year Redemption Date or the extension of the Fourth-Year Redemption Date to the Fifth-Year Redemption Date, shall be reduced to one percent (1.0%) of the Liquidation Preference for any such remaining extension period(s).

“Fifth-Year Redemption Date” shall have the meaning set forth in Section 6(b).

“Final Redemption Date” shall have the meaning set forth in Section 6(b).

“Financial Covenant” shall have the meaning set forth in Section 8(c).

“First Investors’ Independent Advisor” shall have the meaning set forth in Section 8(h).

“Fourth-Year Redemption Date” shall have the meaning set forth in Section 6(b).

“Future Property” shall mean any Property acquired by, or contributed to, the Corporation or any Component Entity after the Original Issue Date.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Guaranty” shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take or pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person or referred to in a note thereto.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables, and other current liabilities payable in less than one year, in each case incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any property or assets now or hereafter owned or acquired by such Person; (v) all obligations for which such Person is obligated pursuant to a Guaranty; (vi) all obligations under leases required to be capitalized in accordance with GAAP; (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued; provided, however, that Indebtedness shall not include the Series D Preferred Stock and the Series D Preferred Partnership Units.

“Indemnifiable Party” shall have the meaning set forth in Section 11.

“Independent REIT Review” shall mean a review of the matters pertaining to the Corporation’s qualification as a REIT under the Code conducted pursuant to Section 8(h).

“Initial Qualification Notice” shall have the meaning set forth in Section 8(h).

“Investor Parties” shall have the meaning set forth in Section 30.

“IPO” shall mean the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of Common Stock registered under the United States Securities Act of 1933, as amended, that occurs after the Original Issue Date and, in conjunction with which, such shares of Common Stock are listed for trading on the NYSE.

“iStar” shall have the meaning set forth in Section 9(a).

“iStar Director” shall have the meaning set forth in Section 10(a).

“iStar Group Shares” shall have the meaning set forth in Section 9(a).

“iStar Group Holders” shall have the meaning set forth in Section 9(a).

“iStar Holders” shall have the meaning set forth in Section 8(a).

“iStar Representative” shall have the meaning set forth in Section 9(a).

“iStar Voting Power” shall have the meaning set forth in Section 8(a).

“Junior Stock” shall mean, as the case may be, (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any dividends in any period unless all dividends required to have been paid or declared and set apart for payment on the Series D Preferred Stock (and any Parity Stock) shall have been so paid or declared and set apart for payment, (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series D Preferred Stock (and any Parity Stock) shall have received the entire amount to which such Series D Preferred Stock (and any Parity Stock) is entitled upon such liquidation, dissolution or winding up or (iii) the Common Equity and any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to redemption.

“Key Person” shall mean each of (i) Joseph G. Lubeck, Stanley J. Olander, and (ii) any person appointed by the Corporation (and approved by the iStar Representative and the BREDS Representative) to replace either of them (or appointed to replace any person described in this clause (ii)) following a Key Person Event.

“Key Person Event” shall have the meaning set forth in Section 6(c).

“Key Person Replacement Period” shall have the meaning set forth in Section 6(c).

“Lien” shall mean any security interest, lien, pledge (including any negative pledge or cash pledge), charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment or obligation, relating in any way to credit or the borrowing of money.

“Limited Partnership Agreement” shall mean that certain Agreement of Limited Partnership of the Operating Partnership, as such agreement may be amended from time to time.

“Liquidation Preference” shall mean $10.00 per share of Series D Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like).

“Look-Back Rate” shall mean 14.5% per annum, compounded quarterly; provided, however, that in the event that the Corporation shall fail to redeem any shares of Series D Preferred Stock on any Mandatory Redemption Date, Optional Redemption Date or Special Redemption Date, then the “Look-Back Rate” shall be 20.0% per annum, compounded quarterly.

“LTV Formula” shall have the meaning set forth in Section 8(c).

“Make-Whole Payment” shall mean, as of any Actual Redemption Date (or such other date as may be applicable in connection with a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation), an amount equal to the amount of PIK Dividends that would have accrued with respect to such share of Series D Preferred Stock at such time had (i) such share been issued on the Weighted Issuance Date for an amount equal to the Liquidation Preference, and (ii) the Look-Back Rate had been 20% for the period commencing on the Weighted Issuance Date and continuing through, and including, the date of such determination of such share’s Redemption Price (assuming that any such additional PIK Dividends accrued at such 20% rate and were not paid in cash). Notwithstanding anything else contained herein to the contrary, a “Make-Whole Payment” with respect to any given share of Series D Preferred Stock shall only be made to the extent the Look-Back Rate was actually increased to 20%.

“Mandatory Redemption Date” shall have the meaning set forth in Section 6(b).

“Material Contract” shall mean any contract, agreement or arrangement or other binding obligation, whether written or oral (including, without limitation, loan documents, material term sheets, commitment letters and agreements relating to any construction project) either (A) not contemplated by the Approved Budget then in effect, (B) pursuant to which the Corporation and/or any Component Entity is entitled to receive, or obligated to pay, more than $1,000,000 in any fiscal year or (C) that requires the Corporation or any Component Entity to redeem any shares of Capital Stock of the Corporation or any Component Entity in cash or, other than pursuant to a Qualified Contribution Transaction, in-kind.

“Maximum Preferred Equity Investment LTV” shall mean the ratio obtained by dividing (i) the sum of (x) all consolidated Indebtedness of the Corporation outstanding at the end of the fiscal quarter as of which the ratio is being determined (the “Date of Determination”) plus (y) the aggregate Liquidation Preference of shares of Series D Preferred Stock and the liquidation preference of any Parity Stock, in each case outstanding at the Date of Determination by (ii) the Total Value at the Date of Determination.

“Maximum Senior Loan LTV Ratio” shall mean the ratio obtained by dividing all consolidated Indebtedness of the Corporation outstanding at the Date of Determination by the Total Value as of the Date of Determination.

“Miscellaneous Amounts” shall have the meaning set forth in Section 11.

“Minimum Senior Loan Debt Yield” shall mean the ratio obtained by dividing the Adjusted Net Operating Income as of the Date of Determination by all consolidated Indebtedness of the Corporation outstanding at the Date of Determination.

“Net Operating Cash Flow” shall mean, with respect to any Person for a fiscal year, the total cash revenues and receipts of such Person in respect of such fiscal year, excluding those arising from a Capital Transaction, legally available for distribution to the holders of equity interests in such Person, after (i) payment of amounts due (including Required Reserves) in respect of Indebtedness and other contractual obligations outstanding at the Original Issue Date and/or incurred thereafter in a manner that did not violate the provisions hereunder; (ii) the payment of operating expenses, the making of capital expenditures and the creation of reserves, in each case in accordance with the Approved Budget then in effect; and (iii) the payment of ordinary course expenses ancillary to the foregoing or the operation of the Corporation in accordance with the Approved Budget then in effect; provided, that such expenses were not incurred in violation of any of the Corporation’s covenants and agreements hereunder.

“Net Operating Income” shall mean, with respect to any period, consolidated rental income of the Corporation, less consolidated rental expenses and property lease expenses of the Corporation for such period, in each case determined in accordance with GAAP.

“New Issuance Date” shall mean the most recent date on which there has been an Additional Share Issuance.

“NYSE” shall mean the New York Stock Exchange.

“Operating Partnership” shall mean Landmark Apartment Trust of America Holdings, LP.

“Optional Redemption Date” shall have the meaning set forth in Section 6(e).

“Optional Redemption Event” shall have the meaning set forth in Section 6(c).

“Optional Redemption Event Notice” shall have the meaning set forth in Section 6(d).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(e).

“Optional Redemption Right” shall have the meaning set forth in Section 6(c).

“OPTrust” shall mean 2335887 Limited Partnership, an Ontario limited partnership.

“Original Issue Date” shall mean the date on which shares of Series D Preferred Stock are first issued by the Corporation.

“Original Redemption Date” shall have the meaning set forth in Section 6(b).

“Parity Optional Redemption Exercise” shall have the meaning set forth in Section 6(e).

“Parity Optional Redemption Right” shall have the meaning set forth in Section 6(e).

“Parity Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation which is entitled to receive payment of dividends on a parity with the Series D Preferred Stock, (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series D Preferred Stock or (iii) any class or series of stock of the Corporation which is entitled to receive payment upon redemption thereof on parity with the Series D Preferred Stock.

“Per Share Unfunded True-Up Amount” shall mean, as of any Actual Redemption Date (or such other date as may be applicable in connection with a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation), an amount equal to (a) the Aggregate Unfunded True-Up on such date divided by (b) the number of shares of Series D Preferred Stock issued and outstanding immediately prior to such transaction.

“Permitted Budget Variance” shall mean, with respect to any top level line item category in the Approved Budget (e.g., ADV-Leasing-Resident expense, Administrative Expenses, Property Maintenance Exp, Utility, Payroll, Real Estate Taxes, Property Insurance, Property Management Fees and Total Debt Service or such similar categories to be agreed upon in the Approved Budget) then in effect, an amount in excess of 15% of such line item; provided, however, that the aggregate of all line item variance shall not exceed 10% of the total expenses in the Approved Budget.

“Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

“PIK Dividend” shall have the meaning set forth in Section 4(a).

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Original Issue Date, by the Corporation and the Operating Partnership in favor of the iStar Representative and the BREDS Representative on behalf of the holders of the Series D Preferred Stock.

“Preferred Distribution Rate” shall mean: (i) 8.75% per annum, compounded monthly, to, but excluding, the Rate Increase Date; and (ii) from and after the Rate Increase Date, 11.0% per annum, compounded monthly; provided, however, that (A) in the event that the Corporation shall fail to redeem any shares of Series D Preferred Stock on the Mandatory Redemption Date, any Optional Redemption Date or any Special Redemption Date, then from and after such date the “Preferred Distribution Rate” shall be 15% per annum, compounded monthly on the Liquidation Preference; and (B) upon the occurrence of an Event of Default, until such time that the iStar Representative and the BREDS Representative acknowledge in writing that the Event of Default has been remedied in full, the Preferred Distribution Rate then in effect shall be increased by the Default Rate (including increasing the Preferred Distribution Rate from 15% to 20% upon the failure to redeem any shares of Series D Preferred Stock on the Mandatory Redemption Date, any Optional Redemption Date or any Special Redemption Date).

“Preferred Stock Directors” shall have the meaning set forth in Section 10(a).

“Property” shall mean, as of any date of determination, any property acquired, owned or leased by the Corporation or any Component Entity on or prior to such date, and all of such properties are collectively referred to herein as the “Properties.”

“Qualified Contribution Transaction” shall mean any contribution, sale, lease or other transfer by any one or more of ELRH and its Affiliates to the Corporation or any Component Entity, directly or indirectly, in a single transaction or in a series of related transactions, whether by property disposition, equity interest disposition, merger, consolidation or otherwise, of one or more of the following: (A) Future Property or (B) cash; provided, however, that, (1) any non-cash consideration delivered by the Corporation or any Component Entity shall consist solely of Junior Stock or Common Units; and (2) in the case of clause (B), the aggregate consideration paid or issued by the Corporation and the Component Entities in respect of such cash, other than cash raised pursuant to the issuance of Junior Stock in compliance with the Series D Preferred Terms, shall not exceed the amount set forth in the Approved Budget with respect thereto; provided, further, that, notwithstanding the foregoing, no transaction shall constitute a Qualified Contribution Transaction unless: (x) such transaction is approved by a majority of the disinterested members of the Board of Directors and one or more Preferred Stock Directors were either (I) present at all meetings of the Board of Directors during which such Qualified Contribution Transaction was considered or (II) were appointed to the committee of the Board of Directors charged with evaluating Affiliate transactions and were present at all meetings during which the Qualified Contribution Transaction was considered; (y) consummation of any such transaction or series of related transactions would not contravene any of the provisions of Section 8(c); or (z) such transaction does not cause the Corporation (or the surviving entity in the case of a merger or consolidation to which the Corporation is a constituent party and is not the surviving entity) to cease to be a REIT with a class of equity securities registered under Section 12 of the Exchange Act.

“Rate Increase Date” shall mean the first day of the calendar month that is 21 months after the month including the Original Issue Date of Series D Preferred Stock.

“Redemption Date” shall mean a Mandatory Redemption Date, Optional Redemption Date or Special Redemption Date, as applicable.

“Redemption Price” shall mean, with respect to each share of Series D Preferred Stock, as of any date of determination, an amount equal to (i) the Liquidation Preference; (ii) plus an amount equal to all accrued and unpaid dividends with respect to such share (whether or not authorized or declared); (iii) plus, if the Make-Whole Payment on the Actual Redemption Date exceeds the amount in clause (ii), the excess of the Make-Whole Payment over the amount in clause (ii); (iv) plus an amount equal to the Per Share Unfunded True-Up Amount; and (v) plus interest on the Per Share Unfunded True-Up Amount at a rate of 20% per annum, compounded quarterly, accruing from the date the Corporation was obligated to redeem such share but failed to do so. It is the intention that the Redemption Price of any shares of Series D Preferred Stock as of any given date be the same for each such share. To the extent the foregoing definition would not result in the same Redemption Price per shares of Series D Preferred Stock as of such date, such Redemption Price shall be adjusted to equal the weighted average of all Redemption Prices of all shares of Series D Preferred Stock with respect to which the Redemption Price is relevant on such date.

“Regulations” shall mean the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“REIT” shall mean any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

“REIT Consultation Period” shall have the meaning set forth in Section 8(h).

“REIT Determination Event” shall mean that either (i) the Corporation has notified the holders of the Series D Preferred Stock in writing that it no longer intends to qualify as a REIT under the Code or (ii) pursuant to Section 8(h), it has been determined that the Corporation is likely to fail to qualify, or does not qualify, as a REIT under the Code.

“Representatives” shall mean the iStar Representative and the BREDS Representative.

“Required Reserves” shall mean all reserves required to be maintained under the terms of the Secured Property Debt and in any event a replacement reserve of at least $300 per unit per annum (less any amounts required by senior lenders) (subject to re-evaluation and increase to the greater of $300 or such amount as may be determined by both the iStar Representative and the BREDS Representative upon notice to the Company; provided, however, that, from the date that is the second anniversary of the closing of the transactions contemplated by the Securities Purchase Agreement, if within 30 days of receiving notice, the Corporation notifies the iStar Representative and BREDS Representative that it objects to such determination, the appropriate replacement reserve shall be the amount determined by a majority of the independent directors of the Board of Directors, which shall exclude the Preferred Stock Director; provided, further that the replacement reserve with respect to the portfolio of real estate assets commonly referred to as the “Mission Portfolio” and the “DRA Portfolio” (if acquired) shall, in each case, remain at $300 per unit per annum), which reserves may be held in a single account unless otherwise required under the Secured Property Debt.

“Sale Proceeds” shall mean the proceeds of a Capital Transaction after payment or adequate provision for reasonable and customary transaction expenses payable to third parties, the payment of Indebtedness secured by any Property that was the subject of the Capital Transaction and any reserves set forth in the Approved Budget or approved by the both the iStar Representative and the BREDS Representative in their reasonable discretion.

“SEC Reports” shall mean, collectively, all reports, schedules, forms, statements and other documents filed or furnished or to be filed or furnished by the Corporation with the SEC, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such act or such rules or regulations.

“Second Independent Advisor” shall have the meaning set forth in Section 8(h).

“Secured Property Debt” shall mean Indebtedness secured by a Lien on any Property or any interest in Property (including, without limitation, capital interests).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of the Original Issue Date, by and among the Corporation, iStar Apartment Holdings LLC and BREDS, as the same may be amended and in effect from time to time.

“Senior Credit Facility” shall mean the Credit Agreement dated as of March 7, 2013, among the Corporation, the Operating Partnership, certain subsidiaries of the Operating Partnership, Bank of America, N.A., Citibank, N.A. and the other parties named therein as in effect on the Original Issue Date.

“Section 8(j) Notice” shall have the meaning set forth in Section 8(j).

“Senior Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to receive dividends, (ii) any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation or (iii) any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to redemption.

“Series D Common Stock” shall mean the Series D common stock, $0.01 par value per share, of the Corporation.

“Series D Preferred Partnership Units” shall mean the 8.75% Series D Cumulative Non-Convertible Preferred Partnership Units of the Operating Partnership.

“Series D Preferred Stock” shall mean the 8.75% Series D Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

“Series D Preferred Stockholder” shall mean a holder of Series D Preferred Stock.

“Series D Preferred Terms” shall have the meaning set forth in Section 8(c).

“Sixth-Year Redemption Date” shall have the meaning set forth in Section 6(b).

“Special Redemption Date” shall have the meaning set forth in Section 7(a).

“Special Redemption Notice” shall have the meaning set forth in Section 7(a).

“Special Redemption Proceeds” shall have the meaning set forth in Section 7(a).

“Special Redemption Right” shall have the meaning set forth in Section 7(a).

“Tax Counsel” shall have the meaning set forth in Section 18.

“Tax Protection Agreement” means any agreement whereby the Corporation or a Component Entity agrees with one or more Persons to (a) not engage in any transaction that will give rise to income or gain for federal income tax purposes with respect to a Property, (b) compensate any Person in the event of a transaction described in subclause (a) with respect to a Property, or (c) any agreement containing a combination of features described in subclause (a) or (b).

“Total Value” means Adjusted Net Operating Income divided by the Applicable Capitalization Rate.

“Transaction Documents” shall mean, collectively, these Articles Supplementary; the Securities Purchase Agreement; the Limited Partnership Agreement; the Series D Preferred Partnership Units; the Articles Supplementary for the Series D Common Stock; the Governance Agreement; the Pledge Agreement; the Redemption Agreement; and each other document, instrument, certificate or agreement to be issued or executed by the parties pursuant thereto or to any agreement referred to above to effect the transactions contemplated hereby or thereby, and any exhibits and schedules thereto.

“Unredeemed Shares” shall mean any shares of Series D Preferred Stock that the Corporation is obligated to redeem on any particular Redemption Date and in respect of which the Corporation has failed to deliver the Redemption Price in full on such Redemption Date.

“Weighted Issuance Date” shall mean, initially, the Original Issue Date. Following any Additional Share Issuance, the “Weighted Issuance Date” shall mean the date that falls that number of days prior to the New Issuance Date obtained by the following formula:

X	=	A x B
C + D

Where:

X	=	The number of days prior to the New Issuance Date.

A	=	The number of shares of Series D Preferred Stock outstanding immediately prior to the New Issuance Date.

B	=	The number of days comprising the period commencing on the first day after the Weighted Issuance Date then in effect and ending on (but including) the New Issuance Date.

C	=	The number of shares of Series D Preferred Stock outstanding immediately prior to the New Issuance Date.

D	=	The number of shares of Series D Preferred Stock issued on the New Issuance Date.

Section 2. Designation and Number. A series of Preferred Stock, designated the “8.75% Series D Cumulative Non-Convertible Preferred Stock” is hereby established. The number of authorized shares of Series D Preferred Stock shall be 21,900,000.

Section 3. Rank. The Series D Preferred Stock will, with respect to dividend rights, redemption rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, rank: (i) senior to all classes or series of Junior Stock and (ii) parity with any class or series of Parity Stock. The Series D Preferred Stock shall not rank junior to any Capital Stock, and there shall be no class or series of Senior Stock.

Section 4. Dividends.

(a) The record holders of Series D Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, on each outstanding share of Series D Preferred Stock, (i) cumulative cash dividends calculated at the Look-Back Rate on the Liquidation Preference (the “PIK Dividend”) and (ii) cumulative cash dividends calculated at the Preferred Distribution Rate (the “Current Dividend”). Except as otherwise set forth below, dividends on each outstanding share of Series D Preferred Stock shall accrue and be cumulative from and including the issuance date of such share and shall be payable monthly in arrears on each Dividend Payment Date; provided, however, that if any Dividend Payment Date is not a Business Day, then any dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of any dividend payable on the Series D Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year and the actual number of days elapsed. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Dividends accrued in respect of any Dividend Period that are not paid on the first Dividend Payment Date following the end of such Dividend Period shall be deemed to be in arrears, and such dividends in arrears shall accrue additional cumulative cash dividends at the Look-Back Rate or the Preferred Distribution Rate, as applicable, then in effect from such Dividend Payment Date until the date on which such dividends in arrears are authorized by the Board of Directors and are declared and paid in full in cash by the Corporation. Dividends in respect of any past Dividend Period that are in arrears may be declared and paid at any time to holders of record on a subsequent Dividend Record Date. Notwithstanding anything else contained herein to the contrary, the PIK Dividend shall be reduced by the amount of any Current Dividend with such Current Dividend first offsetting the current portion of the PIK Dividend and then offsetting any accrued and unpaid portion of the PIK Dividend. In the event that the Current Dividend for a Dividend Period exceeds the sum of the PIK Dividend for such period (determined without regard to the payment of the Current Dividend for such period Dividend Period) and the accrued and unpaid PIK Dividend for all prior Dividend Periods, no PIK Dividend shall accrue or be owed to the holders of Series D Preferred Stock for such Dividend Period.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series D Preferred Stock (including any additional cumulative dividends accrued on dividends in arrears) shall accrue at the Look-Back Rate and the Preferred Distribution Rate, as applicable, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as specifically permitted by Sections 8(j) (or as otherwise consented to pursuant to Section 8(c) or 8(d)), (x) no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of any class or series of Junior Stock for any period (other than a dividend paid in shares of any class or series of Junior Stock), (y) no shares of any class or series of Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation and (z) the Corporation shall not pay or make available any monies for a sinking fund for the redemption of shares of any class or series of Junior Stock (except by conversion into or exchange for other shares of any class or series of Junior Stock which rank junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation), in each case, unless full cumulative dividends on the Series D Preferred Stock for all past Dividend Periods shall have been or contemporaneously are declared and paid in full in cash.

(d) All dividends declared and paid upon the Series D Preferred Stock and each other class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared and paid per share of Series D Preferred Stock and such other class or series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Parity Stock for prior Dividend Periods if such other class or series of Parity Stock does not have a cumulative dividend) bear to each other. All dividends declared and paid upon the Series D Preferred Stock shall be declared and paid in equal amounts on each such share outstanding at the close of business on the Dividend Record Date with respect to such dividend.

(e) Holders of shares of Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series D Preferred Stock (including any cumulative dividends accrued on dividends in arrears) as provided herein; provided, however, that the foregoing shall in no way prohibit the payment of any Extension Dividends or the Redemption Price owed to the Series D Stockholders pursuant to the Series D Preferred Terms. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series D Preferred Stock will begin to accumulate as of the Dividend Payment Date on which they first become payable.

Section 5. Liquidation Preference; Redemption Price.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of any Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, liquidating distributions in cash of all Miscellaneous Amounts owed to holders of Series D Preferred Stock. Thereafter, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of any Junior Stock, the holders of shares of Series D Preferred Stock shall, with respect to each share of Series D Preferred Stock, be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, liquidating distributions in cash in an amount of the Redemption Price for all outstanding shares of Series D Preferred Stock.

(b) In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock, then the holders of the Series D Preferred Stock and each such other class or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series D Preferred Stock at the respective addresses of such holder as the same shall appear on the share transfer records of the Corporation.

(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series D Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 6. Redemption.

(a) General. Shares of Series D Preferred Stock shall not be redeemable except as set forth in this Section 6 or in Section 7.

(b) Mandatory Redemption.

(i)	Except as otherwise set forth in this Section 6(b), all of the issued and outstanding shares of Series D Preferred Stock shall be redeemed by the Corporation for cash at the Redemption Price on the third anniversary of the Original Issue Date (the “Original Redemption Date”).

(ii)	If less than all of the outstanding shares of Series D Preferred Stock have been redeemed by the Original Redemption Date, upon the Corporation providing written notice to the holders of the then issued and outstanding shares of Series D Preferred Stock no less than 30 days prior to the Original Redemption Date, the Corporation may extend the Original Redemption Date for all (but not less than all) of the then issued and outstanding shares of Series D Preferred Stock by 12 months to the fourth anniversary of the Original Issue Date (the “Fourth-Year Redemption Date”); provided, however, that: (A) on or before the Original Redemption Date, the Corporation shall cause full cumulative Current

Dividends on the Series D Preferred Stock for all past Dividend Periods to have been declared and shall cause such dividends to have been paid in full in cash; (B) as of the Original Redemption Date, the Corporation shall be in compliance with each of the Financial Covenants and no Event of Default shall have occurred and be continuing; and (C) on or before the Original Redemption Date, the Corporation shall pay to the holders of all the then issued and outstanding shares of Series D Preferred Stock an amount equal to the applicable Extension Dividend in cash. In the event that any of the foregoing requirements set forth in this Section 6(b)(ii) are not satisfied, the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series D Preferred Stock, and the Corporation shall redeem all of the Series D Preferred Stock on the Original Redemption Date.

(iii)	If the Original Redemption Date was properly extended to the Fourth-Year Redemption Date, and less than all of the outstanding shares of Series D Preferred Stock have been redeemed by the Fourth-Year Redemption Date, upon the Corporation providing written notice to the holders of the then issued and outstanding shares of Series D Preferred Stock no less than 30 days prior to the Fourth-Year Redemption Date, the Corporation may extend the Fourth-Year Redemption Date for all (but not less than all) of the then issued and outstanding shares of Series D Preferred Stock by 12 months to the fifth anniversary of the Original Issue Date (the “Fifth-Year Redemption Date”); provided, however, that: (A) on or before the Fourth-Year Redemption Date, the Corporation shall cause full cumulative Current Dividends on the Series D Preferred Stock for all past Dividend Periods to have been declared and shall cause such dividends to have been paid in full in cash; (B) as of the Fourth-Year Redemption Date, the Corporation shall be in compliance with each of the Financial Covenants and no Event of Default shall have occurred and be continuing; and (C) on or before Fourth-Year Redemption Date, the Corporation shall pay to the holders of all the then issued and outstanding shares of Series D Preferred Stock an amount equal to the applicable Extension Dividend in cash. In the event that any of the foregoing requirements set forth in this Section 6(b)(iii) are not satisfied, the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series D Preferred Stock, and the Corporation shall redeem all of the Series D Preferred Stock on the Fourth-Year Redemption Date.

(iv)	If the Fourth-Year Redemption Date shall have been properly extended to the Fifth-Year Redemption Date, and less than all of the outstanding shares of Series D Preferred Stock have been redeemed by the Fifth-Year Redemption Date, upon the Corporation providing written notice to the holders of the then issued and outstanding shares of Series D Preferred Stock no less than 30 days prior to the Fifth-Year Redemption Date, the Corporation may extend the Fifth-Year Redemption Date for all (but not less than all) of the then issued and outstanding shares of Series D

Preferred Stock by 12 months to the sixth anniversary of the Original Issue Date (the “Sixth-Year Redemption Date”); provided, however, that, (A) at least 60 days prior to the Fifth-Year Redemption Date, the Corporation shall have delivered a written asset resolution plan, in form and substance reasonably satisfactory to both the iStar Representative and the BREDS Representative, to the holders of shares of the then outstanding Series D Preferred Stock which shall provide for the disposition of Properties (the “Designated Assets”) resulting in Sale Proceeds sufficient to fully redeem all outstanding shares of Series D Preferred Stock for the Redemption Price by the Sixth-Year Redemption Date (the “Asset Disposition Plan”); (B) on or before the Fifth-Year Redemption Date, the Corporation shall pay to the holders of all the then issued and outstanding shares of Series D Preferred Stock an amount equal to the applicable Extension Dividend in cash; and (C) as of the Fifth-Year Redemption Date, the Corporation shall be in compliance with each of the Financial Covenants and no Event of Default shall have occurred and be continuing. In the event that any of the foregoing requirements set forth in this Section 6(b)(iv) are not satisfied, the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series D Preferred Stock, and the Corporation shall redeem all of the Series D Preferred Stock on the Fifth-Year Redemption Date.

(v)	If the Fifth-Year Redemption Date shall have been properly extended to the Sixth-Year Redemption Date, and at least 50% of the aggregate number of shares of Series D Preferred Stock outstanding as of the Fifth-Year Redemption Date shall have been redeemed by the Sixth-Year Redemption Date, upon the Corporation providing written notice to the holders of the then issued and outstanding shares of Series D Preferred Stock no less than 30 days prior to the Sixth-Year Redemption Date, the Corporation may extend the Sixth-Year Redemption Date for all (but not less than all) of the then issued and outstanding shares of Series D Preferred Stock by six months (the “Final Redemption Date”); provided, however, that (A) the Asset Disposition Plan is updated to provide for the sale of additional Designated Assets resulting in Sale Proceeds sufficient to redeem all remaining outstanding shares of Series D Preferred Stock at the Redemption Price by the Final Redemption Date (and such update is in form and substance reasonably satisfactory to both the iStar Representative and the BREDS Representative); (B) on or before the Sixth-Year Redemption Date, the Corporation shall pay to the holders of all the then issued and outstanding shares of Series D Preferred Stock an amount equal to the applicable Extension Dividend in cash; and (C) as of the Sixth-Year Redemption Date, the Corporation shall be in compliance with the Financial Covenants and no Event of Default shall have occurred and be continuing. In the event that any of the foregoing requirements set forth in this Section 6(b)(v) are not satisfied, the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series D Preferred Stock, and the Corporation shall redeem all of the Series D Preferred Stock on the Sixth-Year Redemption Date.

(vi)	The date on which the shares of Series D Preferred Stock are required to be redeemed (i.e., the Final Redemption Date or any other redemption date on which the Corporation no longer has the right to extend such redemption date as a result of a failure to meet the extension requirements set forth in this Section 6(b)) is referred to herein as the “Mandatory Redemption Date.” On the Mandatory Redemption Date, the Corporation shall redeem all of the issued and outstanding Series D Preferred Stock for cash in an amount per share equal to the Redemption Price calculated as of the Mandatory Redemption Date, and such redemption payment shall be made to the holder on the Mandatory Redemption Date in cash. For the avoidance of doubt, failure to redeem all of the outstanding Series D Preferred Stock on the Mandatory Redemption Date shall result in (i) an increase of the Preferred Distribution Rate from the rate per annum then in effect to 15% per annum (subject to the occurrence of an Event of Default, in which case, the Preferred Distribution Rate shall be 20% per annum), compounded monthly, payable in respect of the Unredeemed Shares, and such increased distribution rate shall take effect with respect to the Unredeemed Shares effective from and after the Mandatory Redemption Date until such time as all of the outstanding Series D Preferred Stock has been redeemed and paid for in full pursuant to this Section 6(b) and (ii) an increase in the Look-Back Rate from 14.5% per annum, compounded quarterly, to 20.0% per annum, compounded quarterly, and such increased rate shall take effect with respect to the Unredeemed Shares effective as of the Original Issue Date, until such time as all of the outstanding Series D Preferred Stock has been redeemed and paid for in full pursuant to this Section 6(b). If on the Mandatory Redemption Date fewer than (i) all of the outstanding shares of Series D Preferred Stock and (ii) all shares of other classes or series of Parity Stock required to be redeemed on such date may legally be redeemed, the Corporation shall redeem on the Mandatory Redemption Date such number of shares of Series D Preferred Stock and such number of shares of other classes or series of Parity Stock as may legally be redeemed on such date to the fullest extent permitted by law pro rata (as nearly as may be practicable without creating fractional shares), calculated based on the aggregate Redemption Price payable on the Series D Preferred Stock required to be redeemed on such date pursuant to the terms thereof and the aggregate redemption price payable on the Parity Stock required to be redeemed on such date pursuant to the terms of such Parity Stock; the remainder of the shares of Series D Preferred Stock shall be deemed to be “Unredeemed Shares” and shall be redeemed as soon as practicable thereafter. Such Unredeemed Shares shall continue to accrue preferred cumulative dividends in accordance with the terms hereof up to but excluding the date on which the Corporation pays in full to the holders of such Unredeemed Shares in cash the Redemption Price (re-calculated as of such date).

(vii)	Notwithstanding anything else contained herein to the contrary, if, as of the Fifth-Year Redemption Date, shares of Series D Preferred Stock remain outstanding, then, until all of the shares of Series D Preferred Stock shall have been redeemed for the Redemption Price, in addition to the consent rights of the iStar Representative and the BREDS Representative pursuant to Section 8(c), the iStar Representative and the BREDS Representative shall jointly have approval rights over all major decisions of the Corporation and the Component Entities (other than day-to-day ordinary administrative decisions and decisions with respect to the multifamily property known as Bello Ruscello; provided, that the foregoing shall not apply in the event the Bello Ruscello property is no longer subject to restrictions affecting the ability of the iStar Representative and the BREDS Representative to take over control of such property; provided, further, that if the Corporation amends any documents restricting the ability of the iStar Representative and the BREDS Representative to exercise control over such property, the Corporation shall use commercially reasonable efforts to eliminate any provision prohibiting the ability of the iStar Representative and the BREDS Representative to exercise control over such property and, to the extent successful, the foregoing limitation on the ability of the iStar Representative and the BREDS Representative to control the Bello Ruscello property shall no longer be applicable), including having approval rights over all Capital Transactions.

(c) Optional Redemption. The iStar Representative and the BREDS Representative shall have the right (the “Optional Redemption Right”), which right may be exercised jointly by both Representatives by delivering to the Corporation an Optional Redemption Notice, to require the Corporation to redeem all (but not less than all) of the outstanding shares of Series D Preferred Stock upon the occurrence of any of the following events after the Original Issue Date (each, an “Optional Redemption Event”):

(i)	a Change of Control;

(ii)	the redemption by the Corporation of any Junior Stock except to the extent such redemption is permitted without approval of the Series D Preferred Stockholders;

(iii)	any breach by the Corporation of Section 8(c) not timely waived by both the iStar Representative and the BREDS Representative in accordance with Section 6(e);

(iv)

in the event that (A) any Key Person becomes incapacitated, deceased or otherwise ceases to be employed by the Corporation for any reason (a “Key Person Event”), and (B) another individual approved by both the iStar Representative and the BREDS Representative at that time, such approval not to be unreasonably withheld, conditioned or delayed, is not appointed by the Board of Directors to fill the vacant position resulting from such Key Person Event within a period of six months after the occurrence of such event (the “Key Person Replacement Period”); provided, however, that if a Key Person Event occurs with respect to any one Key Person and, prior to the replacement of such individual in accordance with clause (B) above, a Key Person Event occurs with respect to the other remaining Key Person, then the Key Person Replacement Period with respect to both such individuals shall end no later than the four month anniversary of the first date on which a Key Person Event occurred or existed with respect to both such individuals;

(v)	in the event that the Corporation or any Component Entity defaults on any Secured Property Debt and such default either (A) cannot be cured within 45 days after such default occurs (or 20 days if the default occurs on any Secured Property Debt relating to more than one Property), (B) is not actually cured within 45 days after such default occurs (or 20 days if the default occurs on any Secured Property Debt relating to more than one Property) or (C) is not waived in writing by the relevant lender;

(vi)	an Event of Default; or

(vii)	a REIT Determination Event.

(d) Optional Redemption Event Notice. No later than ten days following the occurrence of an Optional Redemption Event, the Corporation shall deliver to the holders of record of Series D Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records a notice of occurrence of the Optional Redemption Event (the “Optional Redemption Event Notice”). Such notice shall state: (i) the events constituting the Optional Redemption Event; (ii) the date on which the Optional Redemption Event occurred; (iii) that, as a result of the Optional Redemption Event, the holders of Series D Preferred Stock may exercise the Optional Redemption Right; and (iv) the procedure set forth below which the holders of Series D Preferred Stock must follow in order to validly exercise the Optional Redemption Right. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the rights of the Representatives to demand the redemption of Series D Preferred Stock in accordance with this Section 6.

(e) Optional Redemption Procedure.

(i)

Exercise. The Optional Redemption Right may be exercised by the iStar Representative and the BREDS Representative by jointly delivering, at any time after the occurrence of an Optional Redemption Event, to the Corporation a notice in writing (an “Optional Redemption Notice”) stating the Representative’s election for the Corporation to redeem shares of Series D Preferred Stock, specifying the clause in Section 6(c) under which the redemption is being exercised. A breach by the Corporation of Section 8(c) will be deemed waived for purposes of Section 6(c)(iii) only if both the iStar Representative and the BREDS Representative explicitly waive in writing such breach prior to delivery of such Optional

Redemption Notice. An Optional Redemption Notice may not be withdrawn without the written consent of the Corporation, which consent must be approved by a majority of the members of the Board of Directors (excluding for this purpose each director, if any, who is affiliated (as determined pursuant to the provisions of the Charter) with any holder of the Series D Preferred Stock).

(ii)	Coordination with Parity Stock.

(A)	Promptly, and in any event no later than five days, following any delivery by the Representatives to the Corporation of an Optional Redemption Notice, the Corporation shall deliver to the holders of record of each other class or series of Parity Stock of which any shares are then outstanding a notice of receipt of the Optional Redemption Notice, together with a copy of the Optional Redemption Notice.

(B)	Promptly, and in any event no later than five days, following any exercise by the holder or holders of any other class or series of Parity Stock, pursuant to the terms thereof, of the optional redemption right set forth therein corresponding to the Optional Redemption Right set forth herein (such right, a “Parity Optional Redemption Right” and such exercise, a “Parity Optional Redemption Exercise”), the Corporation shall deliver to the holders of record of Series D Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records a notice of such Parity Optional Redemption Exercise, together with a copy of the exercise notice received by the Corporation relating thereto.

(C)	In the event of any Parity Optional Redemption Exercise occurring prior to the delivery of the Optional Redemption Notice by the Representatives to the Corporation, the Optional Redemption Period shall be extended, to the extent necessary, so as to provide for a period of at least 10 days following delivery by the Corporation of the notice described in Section 6(e)(ii)(B). For avoidance of doubt, the foregoing provision shall in no event reduce the duration of the Optional Redemption Period.

(iii)

Optional Redemption Date. If, following an Optional Redemption Event, the iStar Representative and the BREDS Representative exercise the Optional Redemption Right in accordance with this Section 6(e), the date of redemption of the Series D Preferred Stock (the “Optional Redemption Date”) shall be the date that is 30 days after the delivery of the Optional Redemption Notice by the iStar Representative and the BREDS Representative to the Corporation; provided, however, that, in the event of any Parity Optional Redemption Exercise occurring prior to the delivery of the Optional Redemption Notice by the Representatives to the Corporation, if the Representatives shall have delivered the Optional Redemption Notice no later than 10 days following delivery by the

Corporation of the notice described in Section 6(e)(ii)(B) in respect of the earliest such Parity Optional Redemption Exercise, then the Optional Redemption Date shall be accelerated (but not deferred) to be the same as the date of redemption of the Parity Stock to which such Parity Optional Redemption Exercise relates; provided further, that, subject to the foregoing proviso, the Corporation, by written notice to the Representatives, may in its sole discretion elect to accelerate (but not to defer) the Optional Redemption Date to coincide with the redemption date relating to any Parity Optional Redemption Exercise.

(f) Redemption Payment. For each share of Series D Preferred Stock which is to be redeemed pursuant to this Section 6, the Corporation shall, on the applicable Redemption Date therefor or, if such Redemption Date is not a Business Day, on the first Business Day thereafter, pay to the holder thereof in full an amount in cash equal to the Redemption Price calculated as of such Redemption Date unless otherwise set forth in the Optional Redemption Notice, to the same account or accounts that the Company pays Current Dividends. Upon payment in full of the Redemption Price in accordance with this Section 6(f), such shares of Series D Preferred Stock shall be deemed to be no longer issued and outstanding. Any shares of Series D Preferred Stock that are required to be redeemed pursuant to this Section 6 and in respect of which the Corporation fails to satisfy its obligation to pay the Redemption Price in full in accordance with this Section 6(f), shall remain issued and outstanding and be deemed to be Unredeemed Shares. Such Unredeemed Shares shall accrue preferred cumulative dividends in accordance with the terms hereof at a Preferred Distribution Rate of 15% per annum (subject to the occurrence of an Event of Default, in which case, the Preferred Distribution Rate shall be 20% per annum), compounded monthly, up to and excluding the date on which the Corporation satisfies its obligation to pay in full the Redemption Price (re-calculated as of such date). In connection with any redemption of Series D Preferred Stock, each holder of shares of Series D Preferred Stock to be redeemed shall use reasonable efforts to surrender at the time of redemption at the Corporation’s principal office a certificate representing the shares of Series D Preferred Stock such holder is redeeming; provided, however, that the holder’s right to have its shares of Series D Preferred Stock redeemed shall not be contingent upon such holder returning its certificates to the Corporation.

(g) Insufficient Redemption Proceeds. In the event that, in connection with any redemption obligation pursuant to this Section 6, on any Redemption Date the Corporation is unable to satisfy in full (i) its obligations with respect to all shares of Series D Preferred Stock required to be redeemed pursuant to this Section 6 on such Redemption Date, and (ii) the corresponding redemption obligations with respect to all shares of other classes or series of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms thereof, then, in each such case, on such Redemption Date, the Corporation shall redeem only such number of shares of Series D Preferred Stock and such number of shares of other classes or series of Parity Stock that legally may be redeemed on such date, to the fullest extent permitted by law, pro rata (as nearly as practical without creating fractional shares), and the holders of the Series D Preferred Stock and each such other class or series of Parity Stock shall share ratably the proceeds available for redemption in proportion to the aggregate Redemption Price payable on the shares of Series D Preferred Stock required to be redeemed on such Redemption Date pursuant to this Section 6 and the aggregate redemption price payable on the shares of Parity Stock required to be redeemed on such date pursuant to the terms of such Parity Stock. Thereafter, as soon as the Corporation is legally permitted to do so under applicable law, the Corporation shall redeem the Unredeemed Shares and the remaining unredeemed shares of such other classes or series of Parity Stock required to be redeemed, to the fullest extent permitted by law, pro rata (as nearly as practical without creating any fractional shares), calculated as set forth in the immediately preceding sentence, until the Corporation satisfies in full its redemption obligations with respect to all such Unredeemed Shares and such remaining shares of Parity Stock required to be redeemed.

(h) Restrictions Applicable After a Failure to Redeem. Without limitation to the rights of the holders of Series D Preferred Stock under Section 8(c), upon the occurrence of an Optional Redemption Event and until the date on which all of the Series D Preferred Stock has been redeemed in full in accordance with the terms herein: (i) the Corporation shall, and shall cause its Component Entities to, apply all Net Operating Cash Flow and Sale Proceeds to redeem shares of Series D Preferred Stock at the Redemption Price then in effect; and (ii) the Corporation shall not take any of the following actions, directly or through any Component Entity, unless the corresponding restriction is waived in writing by both the iStar Representative and the BREDS Representative:

(i)	declare or pay distributions on Junior Stock (except as otherwise set forth in Section 8(d), 8(e) or 8(j)) or with respect to Parity Stock;

(ii)	redeem any outstanding Junior Stock;

(iii)	effect any Qualified Contribution Transaction;

(iv)	acquire any real property asset or assets, or any interest therein;

(v)	sell any real property asset or assets, or any interest therein; or

(vi)	incur or enter into any agreement, contract, commitment or other obligation to incur any Indebtedness, including for the purpose of refinancing existing Indebtedness.

(i) Redemption and Exchange. Upon (i) the failure to redeem all shares of Series D Preferred Stock after a Mandatory Redemption Date, (ii) the occurrence of a REIT Determination Event or (iii) the Corporation’s counsel fails to deliver the favorable opinion required by Section 18 hereof within the time frame set forth in Section 18, the iStar Representative and/or the BREDS Representative, individually or jointly, may notify the Corporation that the iStar Representative and/or the BREDS Representative (as applicable) are foreclosing upon the pledge of the Series D Preferred Partnership Units held by the Corporation under the terms of the Pledge Agreement (the date of delivery of such written notice, the “Exchange Trigger Date”), the Corporation shall redeem each share of outstanding Series D Preferred Stock (all such shares, the “Exchange Shares”), in each case, for (i) a Series D Preferred Partnership Unit and (ii) a number of shares of Series D Common Stock equal to the quotient obtained by dividing (x) the number of Exchange Shares divided by 10,000 and (y) the number of Exchange Shares.

(i)	Exchange Date. The date of redemption of the Exchange Shares and transfer of the Series D Preferred Partnership Units and the shares of Series D Common Stock shall be the date that is two days after an Exchange Trigger Date.

(ii)	Redemption of Exchange Shares. Upon the transfer of the Series D Preferred Partnership Units and the issuance of shares of Series D Common Stock in accordance with this Section 6(i) such Exchange Shares shall be retired and shall not be reissued.

(j) All shares of the Series D Preferred Stock redeemed pursuant to this Section 6 or otherwise repurchased or acquired by the Corporation shall be retired and shall not be reissued, and all rights of the holders of such shares hereunder shall be deemed to have automatically terminated and be without any further force and effect from and after the date of such redemption.

(k) Subject to the restrictions set forth in Section 8(c), and subject to the Corporation’s compliance with the applicable provisions of this Section 6, the Corporation shall be permitted to redeem any outstanding Parity Stock.

Section 7. Special Redemption by the Corporation.

(a) The Corporation shall have the right (“Special Redemption Right”), at any time, upon written notice (the “Special Redemption Notice”) to the holders of record of shares of the Series D Preferred Stock (at their respective addresses as they appear on the share transfer records of the Corporation) not less than 30 days prior to a date (which date may be contingent upon certain events as specified in Section 7(e)) specified in such Special Redemption Notice (the “Special Redemption Date”), to redeem all (or such lesser amount pursuant Section 7(e)) of the shares of the Series D Preferred Stock then outstanding for cash in an amount per share equal to the Redemption Price calculated as of the Special Redemption Date (“Special Redemption Proceeds”); provided, that, as a condition to the redemption of the shares of Series D Preferred Stock pursuant to this Section 7, on or before the Special Redemption Date, the Corporation shall cause to be declared and paid in full in cash, with respect to each class or series of Parity Stock of which any shares are then outstanding and are not to be redeemed on such date, full cumulative dividends on all such shares for all past dividend periods for such Parity Stock to have been declared. Notwithstanding anything to the contrary contained herein, any redemption by the Corporation of less than all of the outstanding Series D Preferred Stock pursuant to this Section 7 shall be pro rata (as nearly as practical without creating any fractional shares) among the Series D Preferred Stockholders. The Special Redemption Proceeds shall be paid in full to the holders of Series D Preferred Stock in cash on the Special Redemption Date to the account or accounts Current Dividends are paid.

(b) In addition to any information required by law, the Special Redemption Notice shall state: (i) that the shares of Series D Preferred Stock are being redeemed pursuant to the Special Redemption Right; (ii) the amount of the Special Redemption Proceeds, including the calculation thereof and the per diem rate of interest from the date of the Special Redemption Notice to the Special Redemption Date (or estimated Special Redemption Date with respect to Section 7(e)); (iii) the place or places where the certificates representing shares of Series D Preferred Stock to be redeemed, to the extent the shares of Series D Preferred Stock are certificated, are to be surrendered; (iv) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accumulate on the Special Redemption Date; and (v) the Special Redemption Date or, with respect to a redemption in connection with an IPO pursuant to Section 7(e), the estimated Special Redemption Date.

(c) Notwithstanding anything to the contrary contained herein, no shares of Series D Preferred Stock (and no shares of other classes or series of Parity Stock required to be redeemed on the Special Redemption Date pursuant to the terms thereof) shall be redeemed pursuant to the Special Redemption Right (and, in the case of shares of other classes or series of Parity Stock required to be redeemed on the Special Redemption Date, pursuant to the terms thereof) unless all of the Special Redemption Proceeds are paid in full with respect to the shares of Series D Preferred Stock to be redeemed on the Special Redemption Date (and the redemption proceeds due on the shares of such other classes or series of Parity Stock required to be redeemed on the Special Redemption Date pursuant to the terms thereof are paid in full), including all cumulative dividends payable on all such shares shall have been (or contemporaneously are) authorized, declared and paid in full in cash for all past Dividend Periods and for the then current Dividend Period, up to and excluding the Special Redemption Date.

(d) If the Corporation shall so require and the notice shall so state, on or after the Special Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed shall present and surrender the certificates representing such holder’s shares of Series D Preferred Stock, to the Corporation at the place designated in the Special Redemption Notice and thereupon the Special Redemption Proceeds of such shares (including all accrued and unpaid dividends to, but not including, the Special Redemption Date) shall be paid to or on the order of the Person whose name appears on the stock transfer records of the Corporation as the record holder as the owner thereof and each surrendered certificate shall be cancelled.

(e) Notwithstanding anything else contained herein to the contrary, on or prior to the consummation of an IPO, the Corporation shall be obligated to exercise the Special Redemption Right to cause the redemption of not less than 50% of the shares of the Series D Preferred Stock then outstanding. In connection with any contemplated IPO, the Corporation shall have the right to make the effectiveness of its Special Redemption Notice contingent upon the consummation of the IPO, in which event the Special Redemption Date shall be the date the Corporation receives funds in cash and in full with respect to the shares of Capital Stock that are subject to the IPO. Neither the foregoing obligation of the Corporation to exercise the Special Redemption Right nor any exercise of the Special Redemption Right shall alter or affect the Corporation’s right to abandon any contemplated IPO, and any such conditional exercise shall be null and void upon such abandonment. If an IPO shall not have been consummated within 90 days after delivery of the conditional Special Redemption Notice relating thereto, such conditional Special Redemption Notice shall thereupon be null and void; provided, however, that nothing herein shall relieve the Corporation from its obligation to again exercise the Special Redemption Right pursuant to the first sentence of this Section 7(e).

(f) All shares of the Series D Preferred Stock redeemed or repurchased pursuant to this Section 7 shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class, and all rights of the holders of such shares hereunder shall be deemed to have automatically terminated and be without any further force and effect from and after the date of such redemption.

Section 8. Voting Rights and Distributions.

(a)	Voting with Common Stock.

(i)	General. Except as provided by law or as set forth below in this Section 8, holders of Series D Preferred Stock shall vote together as a single class with the holders of Common Stock and any other class of Parity Stock with like voting rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting to the extent permitted by the Charter and bylaws of the Corporation), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (A) the aggregate Liquidation Preference of the shares of Series D Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter by (B) the Book Value Per Share.

(ii)

iStar Voting Limit. Notwithstanding the foregoing, for so long as any outstanding shares of Series D Preferred Stock are held by one or more of iStar Apartment Holdings LLC. and its Affiliates (the “iStar Holders”), the number of votes that each iStar Holder shall be entitled to cast as determined pursuant to Section 8(a)(i) above shall be reduced pro rata (as nearly as may be practicable without resulting in fractional votes), to the extent necessary, so as to cause the iStar Voting Power not to exceed 50.0% of the aggregate number of votes that may be cast by all holders of Capital Stock entitled to vote for the election of the members of the Board of Directors (in such event, the number of votes that one or more of BREDS and its Affiliates shall be entitled to cast shall be increased by a corresponding amount, but only to the extent that BREDS or any of its Affiliates continues to hold shares of Series D Preferred Stock). The “iStar Voting Power” as of any date of determination shall mean the aggregate number of votes attributable to all shares of Capital Stock and other securities that are held directly or indirectly by iStar Financial Inc. or any of its controlled Affiliates at such time and that are entitled to vote for the election of the members of the Board of Directors, including, without limitation, a pro rata portion of any such shares of Capital Stock and other securities that are beneficially owned by any other Person in which iStar Financial Inc. or any of its controlled Affiliates has any direct or indirect beneficial ownership interest, either in whole or in part (in which case, with respect to each such other Person, the number of votes attributable to iStar Financial Inc. and its controlled Affiliates shall be calculated by multiplying the number of votes attributable to such shares of Capital Stock and other securities that are beneficially owned by such other Person multiplied by the aggregate direct or indirect percentage ownership interest of iStar Financial Inc. and its controlled Affiliates in such other Person). For avoidance of doubt, for purposes of the determination of the iStar Voting Power, there shall be excluded from such determination any direct or indirect interest of any of iStar Financial Inc. and its controlled Affiliates in shares of Common Stock issuable (but not then issued) upon redemption of any limited partnership interests in the Operating Partnership.

(b) Voting as Separate Class. On any matter in which the Series D Preferred Stock may vote as a separate class (as expressly provided herein), each outstanding share of Series D Preferred Stock shall be entitled to one vote.

(c) Protective Provisions. Notwithstanding anything herein to the contrary, so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, and shall cause any Component Entity not to, without the prior written consent of both the iStar Representative and the BREDS Representative:

(i)	(A) other than the issuance of up to $60,000,000, in the aggregate, in Series D Preferred Stock or Parity Stock to BREDS and/or its Affiliates authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or Parity Stock, or reclassify any authorized shares of Capital Stock into Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Stock or Parity Stock; (B) issue shares of Series D Preferred Stock and Parity Stock to any Person, including iStar, BREDS or their respective Affiliates and except as is otherwise contemplated by the Securities Purchase Agreement or (C) authorize, create or issue any class of Junior Stock that gives the holders thereof the right to participate in, interfere with or restrict the management or operations of the Corporation or the Component Entities (including, the right to designate a director) or prohibits the holders of the Series Preferred D Stock from exercising their rights and remedies hereunder;

(ii)	amend, alter or repeal any provisions of the terms of the Series D Preferred Stock as set forth herein (the “Series D Preferred Terms”) or the terms of any other Transaction Document, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise;

(iii)	amend, alter or repeal the provisions of the Charter or the bylaws of the Corporation or the certificate of limited partnership or the agreement of limited partnership of the Operating Partnership whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, other than such changes as may be required to effectuate the issuance of Junior Stock otherwise permitted herein, which would not alter or modify the terms of the Series D Preferred Stock, as set forth in the Transaction Documents, in any manner, or Parity Stock specifically permitted by Section 8(c)(i); provided, further, that prior to effecting any such change in reliance thereon, the Corporation (A) no later than 10 Business Days before effecting any such change and issuing such Junior Stock, shall have provided a reasonable description of the particulars of the change together with a draft of the proposed amendment to the holders of all Series D Preferred Stock, and (B) if requested by the iStar Representative or the BREDS Representative within 5 Business Days after receipt of such notice, the Corporation shall refrain from effecting such change until any questions or concerns raised by the iStar Representative or the BREDS Representative have been resolved to their respective reasonable satisfaction; notwithstanding the foregoing, in no event shall the Corporation amend its bylaws to grant a director, other than a Preferred Stock Director, more than one vote on any matter presented to the Board of Directors or increase the size of the Board of Directors to a number of members greater than 11;

(iv)	amend, alter or repeal the provisions of the charter or the bylaws or other governing instrument or constitutional document of any Component Entity (other than the Operating Partnership), whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to adversely affect any right, preference, privilege, obligation or voting power of the Series D Preferred Stock or holders thereof;

(v)

incur or permit any Component Entity to incur, or enter into any agreement, contract, commitment or other obligation to incur, any Indebtedness (including, without limitation, any Indebtedness to refinance then existing Indebtedness and any accordion feature with respect to any Indebtedness, whether with respect to any Existing Property or otherwise, but excluding, for the purposes of this Section 8(c)(v), any Indebtedness with respect to any Future Property); provided, that the incurrence of Indebtedness shall be allowed if (A) the aggregate Indebtedness of the Corporation and all Component Entities at no time shall exceed the amount of such aggregate Indebtedness (measured in dollars) as of the Original Issue Date as set forth in the Schedule B attached to the Securities Purchase Agreement at the time of such determination, (B) if (x) the aggregate Indebtedness of the Corporation and all Component Entities with respect to any one Existing Property at no time shall exceed the greater of (1) the amount of such aggregate Indebtedness (measured in dollars) with respect to such Property as of the Original Issue Date and (2) 70% of the value of such Property, in each case, at the time of such determination, (C) the Indebtedness would not result in a breach of any Financial Covenant and (D) such Indebtedness does not restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stock, or otherwise prevent the Series D Preferred Stockholders from exercising their rights, under any Transaction Document in any manner (including, without limitation, in connection with “event of default”, “change of control” or lock-out restrictions with respect to such Indebtedness; provided, however, that, for the purpose of this clause (D), a contract for Indebtedness will not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stock, or otherwise prevent the Series D Preferred Stockholders from exercising their rights solely because of a “change of control” provision contained therein if such “change of control” provision is substantially similar to the “change of control” provisions used in contracts the Properties known as Landmark at Grand Meadow, Landmark at Greenbrooke Commons, Barton Creek, Milana Reserve or Reserve at Mill Landing shall not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stockholders);

(vi)

incur or permit any Component Entity to incur, or enter into any agreement, contract, commitment or other obligation to incur, Indebtedness (including, without limitation, any Indebtedness to refinance then existing Indebtedness) with respect to any Future Property (including, without limitation, any such Future Property acquired pursuant to a Qualified Contribution Transaction), except (A) that with respect to and solely for the purposes of closing the acquisition of the Future Properties set forth on Schedule B attached to the Securities Purchase Agreement, Indebtedness up to the amount set forth on such Schedule B for such Future Properties may be incurred without requiring the prior approval of the Representatives; provided, however, that nothing contained herein shall permit such Indebtedness to be excluded from the calculations of Indebtedness for purposes of clauses (B)(x)-(z) below following the closing of the acquisition for such Future Properties (including any refinancing of such Indebtedness) and provided, further that clause B(w) below shall also apply to any refinancing of such Indebtedness) or (B) that to the extent such Indebtedness would not (w) exceed 60% (or such greater percentage, up to 70%, as the Board of Directors may approve) of the purchase price (including closing costs and expenses) of such Future Property, (x) cause the Corporation or any Component Entity to be unable to comply with any Financial Covenant, (y) restrict or adversely affect any of the rights or remedies of the Series D Preferred Stockholders and/or the Series D Preferred Stock, or otherwise prevent the Series D Preferred Stockholders from exercising their rights, under any Transaction Document in any manner (including, without limitation, in connection with “event of default”, “change of control” or lock-out restrictions with respect to such Indebtedness; provided, however, that, for the purpose of this clause (y), a contract for Indebtedness will not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stock, or otherwise prevent the Series D Preferred Stockholders from exercising their rights solely because of a “change of control” provision contained therein if such “change of control” provision is substantially similar to the “change of control” provisions used in contracts the Properties known as Landmark at Grand Meadow, Landmark at Greenbrooke Commons, Barton Creek, Milana Reserve or Reserve at Mill Landing shall not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stockholders) or (z) allow for any recourse against the Corporation or any Component Entity other than the entity incurring the Indebtedness (other than for customary covenant matters such as fraud, misappropriation and environmental matters and other than the Indebtedness under the Senior Credit Facility);

(vii)	fail to satisfy any of the following financial covenants (each a “Financial Covenant” and collectively, the “Financial Covenants”), tested as of (1) in the case of the Financial Covenants set forth in Section 8(c)(vii)(A) – (C), the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2014 and (2) in the case of the Financial Covenant set forth in Section 8(c)(vii)(D), December 31, 2013:

(A)	a Maximum Senior Loan LTV Ratio not exceeding 70%, calculated, using the Applicable Capitalization Rate (the “LTV Formula”);

(B)	a Minimum Senior Loan Debt Yield of 8.75%;

(C)	a Maximum Preferred Equity Investment LTV not exceeding 80% (calculated using the LTV Formula); or

(D)	65 million Common Units (excluding any Common Units held by the Corporation) and shares of Common Equity, in each case, outstanding in the aggregate.

(viii)

engage in any transaction between the Corporation or any Component Entity, on the one hand, and any Affiliate (including iStar, BREDS or their Affiliates for the purpose of this Section 8(c)(viii)) of the Corporation or such Component Entity, on the other hand (such a transaction, an “Affiliate Transaction”), other than (A) any Qualified Contribution Transaction (but only to the extent that in respect of any such Qualified Contribution Transaction (1) one or more members of the Board of Directors nominated by each of the iStar Representative and the BREDS Representative were either (x) present at all meetings of the Board of Directors during which such Qualified Contribution Transaction was considered or (y) were appointed to the committee of the Board of Directors charged with evaluating Affiliate Transactions, and were present at all committee meetings during which such Qualified Contribution

Transaction was considered; (2) the Corporation receives an appraisal with respect to such Qualified Contribution Transaction, prior to its consummation, from a third-party appraiser selected by the Corporation and reasonably acceptable to both the iStar Representative and the BREDS Representative; and (3) the prior written consent of the iStar Representative and the BREDS Representative would not have been required if such Qualified Contribution Transaction was not an Affiliate Transaction, either pursuant to the Series D Preferred Terms or under applicable law) and (B) any property management agreement between the Corporation and any Component Entity that is a “taxable REIT subsidiary” (as defined in section 856(l) of the Code);

(ix)	enter into any transaction or take any corporate action which could reasonably be expected to result in, or suffer to exist, a Change of Control;

(x)	take any corporate action in the furtherance of, or suffer to exist, any of the following:

(A)	the commencement by the Corporation or any Component Entity of a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(B)	the consent by the Corporation or any Component Entity to the entry of a decree or order for relief in respect of the Corporation or such Component Entity in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C)	the filing of a petition or answer or consent by the Corporation or a Component Entity seeking reorganization or relief under any applicable federal or state law;

(D)	the Corporation or any Component Entity:

(1)	consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or such Component Entity or of any substantial part of its property;

(2)	making an assignment for the benefit of creditors; or

(3)	admitting in writing its inability to pay its debts generally as they become due.

(xi)	fail to maintain the Required Reserves;

(xii)	declare or pay distributions on Junior Stock;

(xiii)	redeem, purchase, subscribe for or otherwise acquire any outstanding Capital Stock, Common Units or preferred units issued by the Operating Partnership except for (A) in the case of Common Units, by conversion into or exchange for other shares of any class or series of Junior Stock; (B) in the case of Series D Preferred Stock, in accordance with Section 6 or Section 7 hereof; (C) the redemption on the Original Issue Date of the outstanding shares of the Corporation’s 9.75% Series B Cumulative Non Convertible Preferred Stock, par value $0.01 per share, and 9.75% Series A Cumulative Non Convertible Preferred Stock, par value $0.01 per share;

(xiv)	expend or incur any amount during a fiscal year in excess of the Permitted Budget Variance;

(xv)	enter into, amend, modify or terminate any Material Contract (provided, that upon the Corporation requesting approval from the iStar Representative and BREDS Representative to enter into, amend, modify or terminate a Material Contract, the iStar Representative and BREDS Representative shall respond to the Corporation’s request for approval within ten Business Days and the failure of both Representatives to respond shall be deemed approval by the iStar Representative and the BREDS Representative; provided, further, that the if the iStar Representative or BREDS Representative notify the Corporation within such ten Business Day period of its need for additional time to evaluate the Material Contract, the iStar Representative or BREDS Representative shall have such additional time to review as is reasonably necessary);

(xvi)	enter into or allow any Component Entity to enter into any Tax Protection Agreement or amend any Tax Protection Agreement unless such agreement or amendment subordinates all rights to payment thereunder by a Component Entity to the rights of the holders of the Series D Preferred Stock and the holders of the Series D Preferred Partnership Units and is otherwise reasonably acceptable to the iStar Representative and the BREDS Representative;

(xvii)	appoint or replace a Key Person;

(xviii)	incur any portfolio or asset-level Indebtedness that would cause the failure of any Financial Covenant or of the terms of Section 8(c)(v) or Section 8(c)(vi);

(xix)	take any action, grant any consent, waive any rights or make any election in its capacity as a holder of Series D Preferred Partnership Units;

(xx)	sell or dispose of any asset (whether directly or indirectly) held by the Corporation or by any Component Entity; provided, however, that (A) any sale pursuant to an Asset Disposition Plan approved by the iStar Representative and the BREDS Representative in accordance with Section 6(b), (B) any sale effected as a single transaction or a series of related transactions to a third party and its Affiliates for less than $25,000,000 (provided, that 100% of the Sales Proceeds therefrom are distributed to the Series D Preferred Stockholders) or (C) the sale of the Baypoint Property (provided, that 100% of the Sales Proceeds are used to finance acquisitions of the Collin Creek property and the Spring Creek property), shall be permitted without the prior written consent of the iStar Representative or the BREDS Representative pursuant to this Section 8(c)(xx);

(xxi)	amend an Approved Budget or otherwise fail to comply with the provisions of Section 8(g);

(xxii)	enter into or conduct any business (whether directly or indirectly), other than (A) the ownership, acquisition and disposition of interests in the Operating Partnership; (B) the management of the business of the Operating Partnership; (C) the operation of the Corporation as a reporting company with a class of securities registered under the Exchange Act; (D) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests; (E) the financing or refinancing of any type related to the Operating Partnership or its assets or activities; (F) any of the foregoing activities as they relate to a subsidiary of the Operating Partnership; and (G) such activities as are incidental thereto;

(xxiii)	enter into any property management agreement for Properties acquired by the Corporation or any of its Component Entities, unless such agreements are (A) subject to a subordination agreement, (B) in form and substance reasonably acceptable to the iStar Representative and the BREDS Representative, in favor of the iStar Group Holders and the BREDS Group Holder and (C) shall allow the iStar Representative and the BREDS Representative, subject to the rights of applicable senior lenders, to terminate and/or enforce such subordination agreement upon an Event of Default;

(xxiv)	issue any shares of Common Stock for a price per share that is less than $8.15 or issue any shares of Junior Stock other than Common Stock at a price per share that is less than a price per share that is economically equivalent to $8.15 for a share of Common Stock after taking into account any adjustments to such price as a result of the rights, obligations and terms of such Junior Stock (as determined by a majority of the independent directors of the Board of Directors);

(xxv)	declare, make or pay any dividend or other distribution to the extent not permitted herein;

(xxvi)	replace the auditor of the Corporation or of any Component Entity with any auditor other than Ernst & Young, PriceWaterhouseCoopers, Deloitte & Touche or KPMG;

(xxvii)	enter into or amend any contract, agreement, arrangement or binding obligation (including, without limitation, any joint venture agreement or agreement relating to Indebtedness) which would otherwise restrict the ability of the Series D Stockholders to exercise their rights under any Transaction Document (provided, however, that, for the purpose of this clause (D), a contract for Indebtedness will not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Series D Preferred Stock, or otherwise prevent the Series D Preferred Stockholders from exercising their rights solely because of a “change of control” provision contained therein if such “change of control” provision is substantially similar to the “change of control” provisions used in contracts the Properties known as Landmark at Grand Meadow, Landmark at Greenbrooke Commons, Barton Creek, Milana Reserve or Reserve at Mill Landing shall not be deemed to restrict or adversely affect any of the rights of the Series D Preferred Stockholders and/or the Representatives);

(xxviii)	effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to any Capital Stock or units or equity interests of the Operating Partnership;

(xxix)	form any new committee of the Board of Directors unless a Preferred Stock Director is appointed to such committee;

(xxx)	grant any class of Junior Stock a right to elect or designate a director that is specific to the holders of such class of Junior Stock;

(xxxi)	opt into Section 3-803, Section 3-804 or Section 3-805 of the Maryland General Corporation Law; or

(xxxii)	take any action indirectly, whether through the Operating Partnership, any other Component Entity or otherwise, which, if taken directly by the Corporation, would be prohibited by this Section 8(c).

(d) Distributions of Net Operating Cash Flow. Except as otherwise provided in Section 8(f), the Corporation shall distribute or use, and shall cause its Component Entities to distribute or use, all Net Operating Cash Flow as follows:

(i)	first, to pay all Miscellaneous Amounts to Series D Preferred Stockholders;

(ii)	second, to pay all accrued and unpaid Current Dividends on the Series D Preferred Stock and any accrued and unpaid dividends on Parity Stock (to the extent required by the terms thereof) for all past Dividend Periods;

(iii)	third, to pay all Current Dividends on the Series D Preferred Stock and any current dividends on the Parity Stock (to the extent required by the terms thereof) for the current Dividend Period;

(iv)	fourth, to pay distributions to the holders of Common Stock in an annual amount up to $0.30 per outstanding share of Common Stock;

(v)	fifth, to the extent necessary for the Corporation to maintain its qualification as a REIT under the Code, to pay additional PIK Dividends on the shares of Series D Preferred Stock and any other similar amount with respect to shares of Parity Stock (to the extent required by the terms thereof);

(vi)	sixth, to the extent that the Corporation has exhausted any available credit facility entered into in accordance with the Series D Preferred Terms, up to $10,000,000 per annum to fund a working capital reserve (the “General Reserve Account”, and any funds deposited into the General Reserve pursuant to this clause (vi) being referred to herein as the “General Reserve Funds”), which General Reserve Funds will be held and applied in accordance with Section 32 of this Agreement;

(vii)	seventh, to the extent not already distributed pursuant to Section 8(d)(v), to pay PIK Dividends to the holders of Series D Preferred Stock and to pay any other similar amount with respect to shares of Parity Stock (to the extent required by the terms thereof); and

(viii)	thereafter, to be distributed to the holders of Common Stock or to be retained by the Operating Partnership.

(e) Distributions of Sale Proceeds. Except as otherwise provided in Section 8(f) and Section 8(j), the Corporation shall distribute, or use, and shall cause its Component Entities to distribute or use, all Sale Proceeds as follows:

(i)	first, to pay all Miscellaneous Amounts to Series D Preferred Stockholders;

(ii)	second, to redeem shares of Series D Preferred Stock for the Redemption Price then in effect and, to the extent necessary, shares of Parity Stock (for its applicable redemption price) pro rata in accordance with Section 6; and

(iii)	thereafter, to be distributed to the holders of Common Stock or to be retained by the Operating Partnership.

(f) Allocation of Net Operating Cash Flow and Sale Proceeds During Noncompliance and Event of Default or After the Fifth-Year Redemption Date. In addition to any other rights and remedies available to the holders of the Series D Preferred Stock, notwithstanding anything else contained herein to the contrary, (i) during any period that the Corporation fails to comply with one or more of the protective provisions set forth in Section 8(c) or (ii) upon the occurrence and continuation of an Event of Default, in each case, all Net Operating Cash Flow and Sale Proceeds shall, except as provided in Section 8(k), be applied by the Corporation first to pay all Miscellaneous Amounts to Series D Preferred Stockholders and thereafter to redeem shares of Series D Preferred Stock at the Redemption Price (then in effect) and shares of Parity Stock (for its applicable redemption price) pro rata in accordance with Section 6, until such time that the iStar Representative and the BREDS Representative acknowledge in writing that the failure to comply or Event of Default has been remedied in full; provided, that in the case of noncompliance with any Financial Covenant, the application of Net Operating Cash Flow to redeem outstanding shares of Series D Preferred Stock at the Redemption Price pursuant to this Section 8(f) shall commence upon the date of such noncompliance and shall continue until such time that the iStar Representative and the BREDS Representative acknowledge in writing that (A) the Corporation has remedied such noncompliance in full and (B) has thereafter remained in compliance with all Financial Covenants for one full calendar quarter. In addition to the above, if after the Fifth-Year Redemption Date less than all outstanding shares of Series D Preferred Stock have been redeemed, then, until all of the shares of Series D Preferred Stock shall have been redeemed for the Redemption Price, all Sales Proceeds and Net Operating Cash Flow shall be applied by the Corporation to redeem shares of Series D Preferred Stock at the Redemption Price (it being agreed that, for purposes of this sentence, “Net Operating Cash Flow” shall not include the payment of any contractual obligations of the Corporation or the Component Entities under contracts entered into in accordance with the definitive transaction documents in connection with a Capital Transaction pursuant to the approved Asset Disposition Plan).

(g) Approval of Annual Budget. Not later than November 30 of each fiscal year, the Corporation shall deliver to the iStar Representative and the BREDS Representative a copy of the proposed budget for the Corporation and its Component Entities for the next succeeding fiscal year, including estimated operating costs, capital expenditures, material Indebtedness proposed to be incurred, estimated Required Reserves, material asset dispositions and acquisitions and other material transactions. The Corporation will promptly respond to any questions from the holders of the Series D Preferred Stock with regard to the proposed budget. The iStar Representative and the BREDS Representative will have 15 Business Days from the date of their receipt of the draft budget to approve such draft budget, in their reasonable discretion, by the written consent of both the iStar Representative and the BREDS Representative. Failure to deliver such written consent within the period specified above shall be deemed a rejection of such draft budget. If the budget is approved, it will be the “Approved Budget” for the next succeeding fiscal year. If the budget is rejected, the Corporation, the iStar Representative and the BREDS Representative will work in good faith to resolve the objections, but until such objections are resolved, the Corporation shall continue to operate in accordance with the Approved Budget then in effect for the prior fiscal year and such budget shall remain the “Approved Budget” for all purposes hereunder; provided, however, that the Corporation shall be authorized to continue to operate in the ordinary course and meet its contractual obligations as they come due, subject to the provisions of Section 8(c).

(h) Independent REIT Review. Upon receipt of a joint written notice (the “Initial Qualification Notice”) from both the iStar Representative and the BREDS Representative that, based on the advice of an independent accounting or law firm (the “First Investors’ Independent Advisor”) selected by such Representatives, the Corporation is likely to fail to qualify, or does not qualify, as a REIT under the Code, the Corporation and its independent accounting or law firm (the “Corporation’s Independent Advisor”) and the First Investors’ Independent Advisor shall consult with each other in good faith regarding the advice of the First Investors’ Independent Advisor and the basis therefor and receive and discuss any position of the Corporation and the Corporation’s Independent Advisor to the contrary, for a period of not less than 10 Business Days after the date of the Initial Qualification Notice (as the same may be extended by the agreement of the Corporation and the Representatives, the “REIT Consultation Period”). If at the end of the REIT Consultation Period, or sooner upon the mutual agreement of the Corporation’s Independent Advisor and the First Investors’ Independent Advisor, the Corporation’s Independent Advisor agrees with the First Investors’ Independent Advisor, the Corporation shall notify the holders of the Series D Preferred Stock in writing promptly, and in no event later than five Business Days after the expiration of the REIT Consultation Period (or the earlier date upon mutual agreement of the Corporation’s Independent Advisor and the First Investors’ Independent Advisor), that a REIT Determination Event has occurred. If, on the other hand, the Corporation’s Independent Advisor disagrees with the First Investors’ Independent Advisor on whether the Corporation is likely to fail, or fails, to qualify as a REIT, the Corporation and the Representatives shall jointly retain Deloitte & Touche LLP to provide an independent determination of the matter; provided, however, that if Deloitte & Touche LLP is then serving as the independent auditor for any of the Corporation or the Representatives or refuses the assignment, then the Corporation and the Representatives shall instead jointly retain KPMG LLP; provided, however, that if KPMG LLP is then serving as the independent auditor for any of the Corporation or the Representatives or refuses the assignment, the Corporation and the Representatives shall mutually agree on a new independent law or accounting firm (Deloitte & Touche LLP, KPMG LLP or such new independent law or accounting firm, the “Second Independent Advisor”) within 30 days after the end of the REIT Consultation Period to make a final determination on the matter, and if they are unable to agree on such new firm within such 30-day period, the Second Independent Advisor shall be an independent law or accounting firm experienced in REIT tax matters selected by the Representatives within 10 days after the end of such 30-day period. The Second Independent Advisor shall render a final decision within 30 days after being retained for such purpose and the decision of the Second Independent Advisor shall be final, binding and conclusive on the Corporation and the holders of the Series D Preferred Stock for all purposes. The Corporation shall, and shall cause its tax advisors to, and the holders of the Series D Preferred Stock shall, and shall cause their tax advisors to, cooperate with each other during the course of the Independent REIT Review and provide each other with such documents supporting their respective positions as are reasonably requested. All costs, fees and expenses incurred by the Representatives, the holders of Series D Preferred Stock, the Corporation, the First Investor’s Independent Advisor, the Corporation’s Independent Advisor, the Second Independent Advisor or any other officers, directors, equityholders, employees, advisors (including lawyers) or other agents and representatives in connection with this Section 8(h) shall be borne solely by the Corporation, if it is determined that a REIT Determination Event has occurred, and one-half by the Corporation, on the one hand, and one-half, pro rata, by the iStar Representative and the BREDS Representative, pro rata, on the other hand, if it is determined that no REIT Determination Event shall have occurred. For purposes of this Section 8(h), whether the Corporation fails or is likely to fail to qualify as a REIT shall be determined without any savings or mitigation provisions available to the Corporation under the Code (e.g., the ability of the Corporation to retain its status as a REIT upon the payment of tax) unless (i) the amount of any penalty or interest required to be paid to the benefit from such savings or mitigation provision is included in the aggregate of all of the line item variances as set forth in the definition of “Permitted Budget Variance” and does not and could not reasonably be expected to cause the aggregate of all line item variances to exceed 10% of the total expenses in the Approved Budget; and (ii) the Corporation’s tax counsel has issued an opinion to the Corporation stating that the Corporation satisfies any reasonable cause requirement of such savings or mitigation provision, and such opinion does not rely upon a representation that the Corporation acted with “ordinary care and business prudence” but shall instead rely upon representations regarding the facts specific to any issues requiring such savings or mitigation provision.

(i) Exclusive Voting Rights. The holders of Series D Preferred Stock shall have the exclusive voting rights on any amendment to the Charter (including the Series D Preferred Terms set forth herein) that would only alter the contract rights of the Series D Preferred Stock and no holders of any other class or series of Capital Stock shall be entitled to vote thereon.

(j) Distribution Requirement. Notwithstanding anything in Section 8(e) to the contrary, if taking into account the entire amount of anticipated distributions of Sale Proceeds pursuant to such Section, the Corporation has determined that it would be unable to satisfy the distribution requirement of Section 857(a)(1)(A)(i) of the Code (the “Distribution Requirement”) with respect to the year of such distribution (taking into account all anticipated distributions with respect to such year, including distributions expected to be made in the following year and treated as distributions made with respect to such year), then prior to entering into an agreement to consummate the Capital Transaction giving rise to such Sale Proceeds, the Corporation shall present to the iStar Representative and the BREDS Representative a written pro forma analysis of the taxable income to be allocated to the Corporation arising from such Capital Transaction and the manner in which the Corporation has determined the related Sale Proceeds distributable to the Corporation would be required to be distributed to the Corporation’s shareholders in order to satisfy the Distribution Requirement (the “Section 8(j) Notice”). If that plan shows less than 100% of the Sale Proceeds otherwise payable to holders of Series D Preferred Stock as required by Section 8(e) being distributed to the holders of the Series D Preferred Stock, then the Corporation agrees to take any action that such iStar Representative and the BREDS Representative, by unanimous written consent, require the Corporation to take in order to minimize the impact of any reduction in distributions to the holders of the Series D Preferred Stock, provided that the Corporation or the iStar Representative and the BREDS Representative are able to procure an opinion from a nationally recognized U.S. federal income tax counsel that such action will not prevent the Corporation from qualifying as a REIT, which opinion (if not provided by the Corporation’s tax counsel) will provide that it may be relied upon by the Corporation’s tax counsel for purposes of issuing opinions on the Corporation’s qualification as a REIT. Any Capital Transaction giving rise to a distribution of less than 100% of Sale Proceeds to the holders of Series D Preferred Stock pursuant to this Section 8(j) (and any agreement to enter into any such Capital Transaction) will be conditioned on the unanimous written approval of the iStar Representative and the BREDS Representative and, if requested by unanimous written consent of the iStar Representative and the BREDS Representative, the written agreement by the Corporation to take all steps specified by such representatives in their sole discretion to minimize distributions to the holders of Common Equity and minimize the reduction in amounts otherwise distributable to holders of Series D Preferred Stock, including but not limited to by paying the maximum amount payable on the Series D Preferred Stock to the extent the Corporation would be entitled to a dividends paid deduction for such amount, paying corporate-level tax on the gain and paying a cash-stock election dividend utilizing the least amount of cash possible. If after applying the foregoing principles and complying with any requirements imposed by the iStar Representative and the BREDS Representative and any agreement between such representatives and the Corporation, Sale Proceeds are generated and there remains an amount of Sale Proceeds to be distributed to holders of Common Equity, the Corporation may make a distribution thereof to holders of Common Equity, but only to the extent provided in the unanimous consent of the iStar Representative and the BREDS Representative and, if applicable, such agreement with the Corporation, and not in excess of the minimum amount required to satisfy the Distribution Requirement consistent with the Section 8(j) Notice. The Corporation shall cause any such proceeds paid to holders of Common Equity to be treated as having been distributed by the Operating Partnership to the Corporation with respect to the Common Units and not with respect to the Series D Preferred Partnership Units. Any Sale Proceeds paid to holders of Common Equity in lieu of holders of Series D Preferred Stock by reason of this Section 8(j) will accrue a return at the rate otherwise in effect with respect to unpaid amounts at the time such payment would have been made, plus the Default Rate, and such amount shall be deemed an additional accruing dividend with respect to the then-outstanding shares of Series D Preferred Stock, and will be paid pari passu with the payment of PIK Dividends. Neither the iStar Representative, the BREDS Representative, nor any holder of Series D Preferred Stock shall have any liability to the Corporation or any other Person by acting or failing to act pursuant to this Section 8(j). The inability of the Corporation to enter into or effectuate a Capital Transaction by reason of this Section 8(j) shall not adversely affect the rights and remedies otherwise available to the holders of the Series D Preferred Stock. This Section 8(j) shall not apply at any time during which Section 8(f) is in effect.

(k) Notwithstanding anything in Section 8(f) to the contrary, the iStar Representative and the BREDS Representative, by unanimous written consent in their sole and absolute discretion, may permit Net Operating Cash Flow and Sale Proceeds to be paid to the holders of the Common Equity in lieu of holders of Series D Preferred Stock during any period in which Section 8(f) is applicable. Any payments to holders of Common Equity under this Section 8(k) shall be treated in the same manner as payments to holders of Common Equity under Section 8(j), including, without limitation, with respect to the treatment of the related distribution from the Operating Partnership and applicability of the Default Rate. In the event the iStar Representative or the BREDS Representative elects not to permit distributions to be paid to the holders of Common Equity following a request by the Corporation under this Section 8(k) and, solely as a result thereof, the Corporation breaches a representation to or covenant with the holders of Series D Preferred Stock regarding the qualification of the Corporation as a REIT by reason of failing to satisfy the Distribution Requirement, the Corporation shall have no liability to the iStar Representative, the BREDS Representative or the holders of the Series D Preferred Stock by reason of such breach; provided, however, that this sentence shall not apply unless (i) the Corporation has on a timely basis presented to the iStar Representative and the BREDS Representative all commercially reasonable means, including those described in Section 8(j), to maximize the distributions to the holders of Series D Preferred Stock, and (ii) the Corporation utilized such means presented by the Corporation and selected by unanimous written consent of the iStar Representative and the BREDS Representative (or such other commercially reasonable means requested by unanimous written consent of such representatives to maximize the distributions to the holders of Series D Preferred Stock) as a condition to their permitting a distribution under this Section 8(k), if any. Except as described in the immediately preceding sentence, the failure of the iStar Representative or the BREDS Representative to permit a distribution as provided in this Section 8(k) shall not adversely affect the rights and remedies otherwise available to the holders of the Series D Preferred Stock. Neither the iStar Representative, the BREDS Representative, nor any holder of Series D Preferred Stock shall have any liability to the Corporation or any other Person by acting or failing to act pursuant to this Section 8(k).

(l) If Section 8(j) or Section 8(k) results in a reduction in amounts otherwise distributable to holders of Series D Preferred Stock, at the request of the holders of Series D Preferred Stock, the Corporation shall within 15 days of such distribution to holders of Common Equity undertake an offering of Common Stock having an aggregate issuance price of no less than the amount of such reduction, such issuance to be completed no less than 45 days of such distribution to holders of Common Equity.

Section 9. Series D Representatives.

(a)	iStar Representative.

(i)	For so long as iStar Financial Inc. (“iStar”) or one of its controlled Affiliates owns shares of Series D Preferred Stock or Series D Partnership Units, iStar shall hereby be designated as the “iStar Representative.” Each initial and subsequent transferee of shares of Series D Preferred Stock originally held by iStar (the “iStar Group Shares” and the holders thereof the “iStar Group Holders”) shall, without further act of the Corporation or of any stockholder of the Corporation, be deemed to have approved the designation of iStar as the “iStar Representative,” and without further act of the Corporation or of any stockholder of the Corporation, the “iStar Representative” is hereby appointed as agent and attorney-in-fact for each iStar Group Holder, for and on behalf of each iStar Group Holder, to (i) receive any request from the Corporation for a consent, waiver or approval hereunder from the iStar Group Holders; (ii) deliver to the Corporation any instrument evidencing such iStar Group Holder’s assent to a request of the Corporation described in subclause (i); and (iii) to take other actions required to be taken by the Representatives hereunder. Each iStar Group Holder hereby agrees to receive correspondence from the iStar Representative, including in electronic form. In iStar’s sole discretion, iStar may designate a new “iStar Representative” by delivering written notice of such designation to the Corporation and the BREDS Representative and, upon receipt of such written notice and an acknowledgment from such Person of its desire to serve as the “iStar Representative,” such Person shall automatically be appointed the “iStar Representative” without further act of the Corporation or of any stockholder of the Corporation.

(ii)	The iStar Representative shall incur no liability to the Corporation, the iStar Group Holders or any other stockholder of the Corporation with respect to any act or omission of the iStar Representative, or any action taken or suffered in reliance upon any notice, direction, instruction, consent, statement or other document believed by the iStar Representative to be genuine and to have been signed by the proper Person; and the iStar Representative shall have no responsibility to determine the authenticity of any such document or signature. In all questions arising in respect of its actions or omissions, the iStar Representative may rely on the advice of counsel, and the iStar Representative shall not be liable to the Corporation, the iStar Group Holders or any other Person for anything done, omitted or suffered in good faith by the iStar Representative based on such advice. The iStar Representative undertakes to perform such duties and only such duties as are specifically set forth above and no implied duties or obligations shall be read into the Series D Preferred Terms against the iStar Representative. The iStar Group Holders shall indemnify, defend and hold harmless the iStar Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the iStar Representative pursuant to the terms hereof.

(iii)	In the event that the iStar Representative and its controlled Affiliates cease to hold any shares of Series D Preferred Stock or Series D Partnership Units, or the iStar Representative becomes unable or unwilling to continue in its capacity as the iStar Representative, a majority-in-interest of the iStar Group Holders shall, by written consent, appoint a new Representative. The newly appointed Representative shall deliver notice of his or her appointment to the Corporation as soon as practicable and shall become the iStar Representative. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by the Corporation.

(b)	BREDS Representative.

(i)

For so long as BREDS II Q Landmark LLC (“BREDS”) or one of its controlled Affiliates owns shares of Series D Preferred Stock or Series D Partnership Units, BREDS shall hereby be designated as the “BREDS Representative.” Each initial and subsequent transferee of shares of Series D Preferred Stock originally held by BREDS (the “BREDS Group Shares” and the holders thereof the “BREDS Group Holders”) shall, without further act of the Corporation or of any stockholder of the Corporation, be deemed to have approved the designation of BREDS as the “BREDS Representative,” and without further act of the Corporation or of any stockholder of the Corporation, the “BREDS Representative” is hereby appointed as agent and attorney-in-fact for each BREDS Group Holder, for and on behalf of each BREDS Group Holder, to (i) receive any request from the Corporation for a consent, waiver or approval hereunder from the

BREDS Group Holders; (ii) deliver to the Corporation any instrument evidencing such BREDS Group Holder’s assent to a request of the Corporation described in subclause (i); and (iii) to take other actions required to be taken by the Representatives hereunder. Each BREDS Group Holder hereby agrees to receive correspondence from the BREDS Representative, including in electronic form. In BREDS’s sole discretion, BREDS may designate a new “BREDS Representative” by delivering written notice of such designation to the Corporation and the iStar Representative and, upon receipt of such written notice and an acknowledgment from such Person of its desire to serve as the “BREDS Representative,” such Person shall automatically be appointed the “BREDS Representative” without further act of the Corporation or of any stockholder of the Corporation.

(ii)	The BREDS Representative shall incur no liability to the Corporation, the BREDS Group Holders or any other stockholder of the Corporation with respect to any act or omission of the BREDS Representative, or any action taken or suffered in reliance upon any notice, direction, instruction, consent, statement or other document believed by the BREDS Representative to be genuine and to have been signed by the proper Person; and the BREDS Representative shall have no responsibility to determine the authenticity of any such document or signature. In all questions arising in respect of its actions or omissions, the BREDS Representative may rely on the advice of counsel, and the BREDS Representative shall not be liable to the Corporation, the BREDS Group Holders or any other Person for anything done, omitted or suffered in good faith by the BREDS Representative based on such advice. The BREDS Representative undertakes to perform such duties and only such duties as are specifically set forth above and no implied duties or obligations shall be read into the Series D Preferred Terms against the BREDS Representative. The BREDS Group Holders shall indemnify, defend and hold harmless the BREDS Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the BREDS Representative pursuant to the terms hereof.

(iii)	In the event that the BREDS Representative and its controlled Affiliates cease to hold any shares of Series D Preferred Stock or Series D Partnership Units, or the BREDS Representative becomes unable or unwilling to continue in its capacity as the BREDS Representative, a majority-in-interest of the BREDS Group Holders shall, by written consent, appoint a new Representative. The newly appointed Representative shall deliver notice of his or her appointment to the Corporation as soon as practicable and shall become the BREDS Representative. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by the Corporation.

Section 10. Preferred Stock Directors; Series D Preferred Stockholder Board Control.

(a) (i) Beginning on the Original Issue Date, the Series D Preferred Stockholders and the holders of Series D Common Stock voting together as a single class (and together with the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable) shall have the right to elect a member to the Board of Directors (the “iStar Director”); and (ii) from the earlier to occur of (a) the first anniversary of the Original Issue Date, (b) the resignation of, or the failure by the stockholders of the Corporation to re-elect, as a director, any person then serving on the Board of Directors or (c) the occurrence of an Event of Default, the Series D Preferred Stockholders and the holders of Series D Common Stock voting together as a single class (and together with the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable) shall have the right to elect one additional director to the Board of Directors(the “BREDS Director” and together with the iStar Director, the “Preferred Stock Directors”), in each case, at any annual meeting for the election of directors or at any special meeting of the stockholders of the Corporation called for the purpose of electing the Preferred Stock Directors or by written consent of the Series D Preferred Stockholders and the holders of Series D Common Stock voting together as a single class (and together with the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable). Upon the election of an iStar Director, the number of directors then constituting the Board of Directors will automatically be increased by one, if not already increased, by reason of the election of such Preferred Stock Director by the Series D Preferred Stockholders, and upon election of the BREDS Director, the number of directors then constituting the Board of Directors will again be automatically increased by one, if not already increased, by reason of the election of such Preferred Stock Director by the Series D Preferred Stockholders.

(b) The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly voted on by the Board of Directors or any committee thereof, including, but not limited to, matters relating to the sale of all or any of the Properties owned, directly or indirectly, by the Corporation and any matters relating to control over the business and affairs of the Corporation, the Component Entities and the Properties; provided, however, that upon the occurrence of an Event of Default, until the Redemption Price (in effect as of the date of such redemption) is paid in cash, in full, the Preferred Stock Directors shall each be entitled to five votes per director on any matter properly voted on by the Board of Directors or any committee thereof (subject to the limitations on votes set forth in Section 10(c)), including, but not limited to, matters relating to the sale of all or any of the Properties owned, directly or indirectly, by the Corporation and any matters relating to control over the business and affairs of the Corporation, the Component Entities and the Properties. Upon the redemption of all issued and outstanding shares of the Series D Preferred Stock pursuant to the Series D Preferred Terms, the right of the Preferred Stock Directors to cast five votes on all matters properly presented to the Board of Directors or any committee thereof will cease and the Preferred Stock Directors will shall only be entitled to one vote per director on any matter properly voted on by the Board of Directors.

(c) Notwithstanding anything else contained herein to the contrary, the Preferred Stock Directors shall only have the right to cast one vote on any matters presented to the Board of Directors or any committee thereof relating to the sale or control of the multifamily property known as Bello Ruscello (the “Excluded Property”); provided, that the foregoing shall not apply in the event the Bello Ruscello property is no longer subject to restrictions affecting the ability of the iStar Representative and the BREDS Representative to take over control of such property; provided, further, that if the Corporation amends any documents restricting the ability of the iStar Representative and the BREDS Representative to exercise control over such property, the Corporation shall use commercially reasonable efforts to eliminate any provision prohibiting the ability of iStar Representative and the BREDS Representative to exercise control over such property and, to the extent successful, the foregoing limitation on the ability of the iStar Representative and the BREDS Representative to control the Bello Ruscello property shall no longer be applicable); provided, further, that no vote may be taken by the Board of Directors with respect to the Excluded Properties without providing five Business Days’ prior written notice to the Preferred Stock Directors of such vote to be taken.

(d) If at any time a vacancy occurs on the Board of Directors with respect to the directorship of a member of the Board of Directors that is designated by the iStar Representative or BREDS Representative, as the case may be, (by reason of such director’s death, disability, resignation, removal or otherwise), a replacement director, designated by the iStar Representative and the BREDS Representative shall be elected to fill such vacancy promptly following his or her designation by the Series D Preferred Stockholders and holders of Series D Common Stock voting together as a single class (and together with the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable).

(e) Any director elected pursuant to this Section 10 may be removed with or without cause only by the holders of the outstanding Series D Preferred Stock and the holders of Series D Common Stock (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Junior Stock or Common Stock.

(f) Each Preferred Stock Director will be elected by a plurality of the votes cast in the election of Preferred Stock Directors, to hold office for a one-year term. The term of any Preferred Stock Director elected pursuant to this Section 10 shall be from the date of such election and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 10.

Section 11. Transaction Expenses. The Corporation shall pay or, if Corporation fails to pay, indemnify upon receipt of notice from the iStar Representative or the BREDS Representative, each Series D Preferred Stockholder, the iStar Representative and the BREDS Representative (each, a “Indemnifiable Party”) for all reasonable out-of-pockets costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by any Indemnifiable Party in connection with such Indemnifiable Party’s ongoing performance of and compliance with, or enforcement of rights with respect to, this Articles Supplementary and any other Transaction Document, including costs and expenses relating to (i) exercising approval rights pursuant to Section 8(c) or any remedies hereunder or any other Transaction Document and (ii) the ongoing performance of and compliance with all agreements and covenants contained in any Transaction Documents. In addition, Corporation shall indemnify all Indemnifiable Parties for any indemnification amounts owed to such any Indemnifiable Party under the Transaction Documents. Any amounts requested by the iStar Representative or the BREDS Representative (on behalf of itself or any other Indemnifiable Party) and not paid within 10 Business Days of receipt of notice by the Corporation shall accrue interest at a rate of 20% per annum, compounded quarterly. All amounts owed pursuant to this Section 11 are referred to herein as the “Miscellaneous Amounts,” which the Corporation and the Series D Stockholders shall treat as damages for federal income tax purposes.

Section 12. Reporting Obligations.

(a) During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Corporation shall deliver to the iStar Representative and the BREDS Representative by mail and without cost to the Series D Preferred Stockholders the following reports in the form that the Corporation would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act as if the Corporation were subject thereto as well as the other documents listed herein:

(i)	as soon as practicable, but in any event within the time frame prescribed for the filing of an annual report pursuant to the Exchange Act after the end of each fiscal year, an annual report on Form 10 K, and to the extent not included in such Form 10 K, an income statement of the Corporation for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be prepared on a consolidated basis, in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Corporation; and

(ii)	as soon as practicable, but in any event within the time frame prescribed for the filing of a quarterly report pursuant to the Exchange Act for each fiscal quarter of each fiscal year of the Corporation, a quarterly report on Form 10 Q, and to the extent not included in such Form 10 Q, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter prepared on a consolidated basis.

(b) The Corporation at its sole cost and expense shall furnish to the iStar Representative and the BREDS Representative (in each case, subject to the confidentiality provisions of the Securities Purchase Agreement):

(i)	as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets, and statements of cash flows for such months, and, as soon as prepared, any other budgets or revised budgets prepared by the Corporation;

(ii)	as soon as practicable, but in any event no later than 60 days after the end of each calendar year, annual fair value statements, with a December 31 year end, prepared in accordance with International Financial Reporting Standards; and

(iii)	as soon as practicable, any additional reports as may be reasonably requested by the iStar Representative or the BREDS Representative from time to time on behalf of any iStar Group Holder or BREDS Group Holder (as applicable) for the internal purposes of such iStar Group Holder or BREDS Group Holder.

Section 13. New Issuances of Series D Preferred Stock. Notwithstanding anything contained herein to the contrary (including Section 8(c)), following the Original Issue Date, the Corporation shall have the right, subject to this Section 13 (and provided that the iStar Representative and the BREDS Representative both consent), to issue additional shares of Series D Preferred Stock (each such issuance, an “Additional Share Issuance”) but only if and to the extent that the Corporation has, immediately prior to such Additional Share Issuance, made a dividend payment in cash on all shares of Series D Preferred Stock outstanding immediately prior to such Additional Share Issuance (“Predecessor Shares”), equal to the amount necessary to cause the “adjusted issue price” (determined applying the principles of Section 1272 of the Code pursuant to, and as modified by, Section 305(c) of the Code and 1.305-5(b) of the Treasury Regulations) of each share of Series D Preferred Stock immediately after such dividend payment, to equal the Liquidation Preference.

Section 14. Audits. The Corporation shall be audited annually by a nationally recognized accounting firm (which firm is initially anticipated to be Ernst & Young).

Section 15. Financial Statements. If any Series D Preferred Stockholder or any of its Affiliates is required to file the Corporation’s financial statements in their SEC Reports, the Corporation will authorize its independent accounting firm to cooperate with such Series D Preferred Stockholder and deliver to such Series D Stockholder any accountants’ comfort letters which may be needed in connection with securities offerings by such Series D Preferred Stockholder.

Section 16. Asset Review Prep Sheets. To the extent prepared by the Corporation, the Corporation will provide the iStar Representative and the BREDS Representative with copies of the asset review prep sheets customarily prepared by the Corporation within 10 Business Days after they are prepared by the Corporation.

Section 17. Investment Company Act. At any time while any shares of Series D Preferred Stock are outstanding, the Corporation shall make all reasonable efforts to conduct its affairs, and to cause its Component Entities to conduct their affairs, in such a manner as to ensure that neither the Corporation nor its Component Entities will be or become an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 18. Quarterly Tax Opinion. At any time while the Series D Preferred Stock is outstanding, the Corporation shall deliver to the Series D Preferred Stockholders, by e-mail of a pdf with a hard-copy to follow, an opinion of tax counsel to the Corporation (“Tax Counsel”), as soon as practicable, but in any event within 25 days after the last day of each fiscal quarter of each fiscal year of the Corporation, stating that the Corporation has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years, and the Corporation’s current organization and proposed method of operation (as described in the SEC Reports) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its current and subsequent taxable years. Counsel to the Series D Preferred Stockholders, the Series D Preferred Stockholder’s Affiliates and the Series D Stockholders’ transferees and their Affiliates, shall be entitled to rely upon any opinion delivered to such Series D Preferred Stockholders pursuant to this Section 18 solely for the purposes of issuing opinions with respect to the qualification of any such Series D Preferred Stockholder, Affiliates of such Series D Preferred Stockholder and its transferees as a REIT and Tax Counsel shall give written consent allowing such counsel to reference Tax Counsel’s opinion when referring to a Purchaser or its transferee’s counsel’s opinion in securities filings of such REIT.

Section 19. Tax Matters.

(a) The Corporation intends to treat the Series D Preferred Stock as subject to the provisions of Treasury Regulations Section 1.305-5(b). Promptly following the initial issuance of the Series D Preferred Stock, the Corporation shall cooperate in good faith with the Representatives to mutually determine the manner in which such Treasury Regulation applies to the Series D Preferred Stock. In the event a mutual agreement cannot be reached, the Corporation shall notify the Representatives of its determination of the manner in which such Treasury Regulation applies no later than 60 days following the Original Issue Date. Nothing in this Section 19(a) shall limit the right under Treasury Regulations Section 1.305-5(b)(5) of a holder of the Series D Preferred Stock to report a determination inconsistent with the Corporation’s determination.

(b) The Corporation shall use commercially reasonable efforts to characterize amounts recognized for federal income tax purposes as a dividend by the holders of shares of Series D Preferred Stock as a “capital gain dividend” as defined in Section 857(b)(3)(C) of the Code by designating such dividends as such in accordance with such section.

Section 20. Notices. A copy of any and all correspondence delivered pursuant hereto (i) by the iStar Representative to the Corporation on behalf of the iStar Group Holders shall be contemporaneously delivered to the BREDS Representative and (ii) by the BREDS Representative to the Corporation on behalf of the BREDS Group Holders shall be delivered to the iStar Representative.

Section 21. Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein, including, without limitation, the provisions of Section 8(c), may be waived on behalf of all holders of Series D Preferred Stock by delivery of a written notice of waiver from both the iStar Representative and the BREDS Representative.

Section 22. Record Holders. The Corporation may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 23. No Sinking Fund. No sinking fund has been established for the retirement or redemption of Series D Preferred Stock.

Section 24. Exclusion of Other Rights. The Series D Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, and limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those expressly set forth in the Charter, including the Series D Preferred Terms, the Securities Purchase Agreement and the Corporate Governance Agreement.

Section 25. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 26. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Stock set forth in the Charter, including the Series D Preferred Terms, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 27. No Preemptive Rights. Nothing herein shall entitle the holders of Series D Preferred Stock to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

Section 28. Action By Written Consent. Notwithstanding anything to the contrary contained herein or in the Charter, the holders of the Series D Preferred Stock may take action or consent to any action by delivering to the Corporation a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of the Series D Preferred Stock.

Section 29. Invalidity. In the event that any provision hereof granting the iStar Representative and the BREDS Representative the right to act or consent on behalf of the Series D Preferred Stockholders is held by a court of law or equity to be invalid or unenforceable, all actions or consents required to be taken by the Representatives shall instead be taken by holders of not less than 85% of the issued and outstanding Series D Preferred Stock.

Section 30. Corporate Opportunities. The Corporation hereby renounces any interest or expectancy of the Corporation or any Affiliate of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series D Preferred Stock or their Affiliates (including, without limitation, any representative or Affiliate of such holders of Series D Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any Affiliate of the Corporation) (collectively, the “Investor Parties”), except as otherwise provided in this Section 30. Without limiting the foregoing renunciation, the Corporation on behalf of itself and its Affiliates (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its Affiliates (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of an Investor Party holding capital stock of the Corporation or by having persons designated by or Affiliated with such Investor Party serving on or observing at meetings of any of the Board of Directors, committee or otherwise, no Investor Party shall have any obligation to the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its Affiliates, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party. Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Affiliates, and none of the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its Affiliates even if such opportunity is of a character that, if presented to the Corporation or such Affiliates, could be taken by the Corporation or such an Affiliate, provided such Investor Party shall have acted in good faith and such opportunity shall not have been offered to such person in his or her capacity as a director of the Corporation. Each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

Section 31. Interpretation. Section 7.4(d) of the Charter does not, and will not, apply to any interpretation of Series D Preferred Terms.

Section 32. Use of General Reserves. So long as no Event of Default exists, the General Reserve Funds may be used by the Corporation and its Component Entities to pay for expenses set forth in the Approved Budget or otherwise jointly approved by the iStar Representative and the BREDS Representative in writing (“Approved Expenses”). Within ten (10) days after the end of each calendar month, the Corporation shall provide the iStar Representative and the BREDS Representative with an officer’s certificate in form reasonably acceptable to the iStar Representative and the BREDS Representative (A) stating the amounts and items funded from the General Reserve Account during the prior calendar month, and a description thereof and (B) stating that all General Reserve Funds previously withdrawn from the General Reserve Account were applied to pay Approved Expenses, and (C) providing such other information and delivery items as the iStar Representative or the BREDS Representative shall reasonably request. During the continuance of any Event of Default, the Corporation shall use the General Reserve Funds for such uses as may be directed by the iStar Representative and the BREDS Representative in their sole discretion

Section 33. Legends. Any certificate representing the Series D Preferred Stock shall contain the following restrictive legend, together with any additional legend required by the Charter and any applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED CORPORATE GOVERNANCE AGREEMENT DATED AS OF             , 2013, AMONG LANDMARK APARTMENT TRUST OF AMERICA, INC. AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

SECOND: The Series D Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28th day of June, 2013.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

by	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

ATTEST:	by	/s/ B. Mechelle Lafon
Name: B. Mechelle Lafon
Title: Secretary

[Signature Page to Series D Preferred Stock Articles Supplementary]